Exhibit 10(a)

EXECUTION VERSION

AMENDED AND RESTATED MULTICURRENCY CREDIT AGREEMENT

Among

CLIFFS NATURAL RESOURCES INC.

CERTAIN FOREIGN SUBSIDIARIES OF THE COMPANY FROM TIME TO

TIME PARTY HERETO

VARIOUS LENDERS

FROM TIME TO TIME PARTY HERETO

and

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent and L/C Issuer,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

J.P. MORGAN SECURITIES LLC,

CITIGROUP GLOBAL MARKETS INC.,

PNC CAPITAL MARKETS INC.

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Book Managers,

and

FIFTH THIRD BANK and RBS CITIZENS, N.A.,

as Co-Documentation Agents

DATED AS OF AUGUST 11, 2011

i

(continued)

(continued)

(continued)

(continued)

Page

Section 11.05. Subrogation	134
Section 11.06. Stay of Acceleration	134

Exhibit A	—	Swing Line Loan Notice
Exhibit B	—	Notice of Borrowing
Exhibit C	—	Notice of Continuation/Conversion
Exhibit D-1	—	Revolving Note
Exhibit D-2	—	Swing Note
Exhibit D-3	—	Term Note
Exhibit E	—	Compliance Certificate
Exhibit F	—	Assignment and Assumption
Exhibit G	—	Guaranty Agreement
Exhibit H	—	Designated Borrower Request and Assumption Agreement
Exhibit I	—	Designated Borrower Notice

Schedule 1(a)	—	Commitments
Schedule 1(b)	—	Mandatory Costs
Schedule 1(c)	—	Existing Letters of Credit
Schedule 5.3	—	Contingent Liabilities
Schedule 5.5	—	Litigation
Schedule 5.10(a)	—	Restricted Subsidiaries
Schedule 5.10(b)	—	Unrestricted Subsidiaries
Schedule 5.17	—	Capitalization
Schedule 5.21	—	Affiliate Transactions
Schedule 6.13	—	Existing Liens
Schedule 6.15	—	Permitted Investments
Schedule 6.15(A)	—	Existing Investments in Non-Joint Ventures
Schedule 10.8	—	Administrative Agent’s Office; Certain Addresses for Notices

v

AMENDED AND RESTATED MULTICURRENCY CREDIT

AGREEMENT

This Amended and Restated Multicurrency Credit Agreement (this “Agreement”) is entered into as of August 11, 2011, by and among Cliffs Natural Resources Inc., an Ohio corporation (the “Company”), certain Foreign Subsidiaries of the Company that may become a party hereto pursuant to Section 2.14 (each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), the various institutions from time to time party to this Agreement as Lenders, Bank of America, N.A. (“Bank of America”), as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, N.A., as Syndication Agent and L/C Issuer, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., PNC Capital Markets Inc. and U.S. Bank National Association, as Joint Lead Arrangers and Joint Book Managers, and Fifth Third Bank and RBS Citizens, N.A., as Co-Documentation Agents.

The Company, certain of the Lenders, the L/C Issuers and Bank of America, as Administrative Agent, L/C Issuer and the Swing Line Lender, are party to the Existing Credit Agreement (such terms and other capitalized terms used in these preliminary statements being defined in Section 1.01 hereof).

The Company has requested, and the Lenders have agreed to amend and restate the Existing Credit Agreement on the terms and conditions of this Agreement, and upon satisfaction of the conditions set forth herein, the provisions of the Existing Credit Agreement are being amended and restated in the form of this Agreement.

In consideration of the mutual agreements set forth in this Agreement, the parties to this Agreement agree that the Existing Credit Agreement shall be amended and restated in its entirety to read as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

Section 1.01. Definitions. The following terms when used herein shall have the following meanings:

“2013 PP Notes” means the 6.31% Series 2008A Notes, Tranche A, due June 15, 2013 of the Company issued pursuant to the Note Purchase Agreement.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a

Person, (b) the acquisition of in excess of 50% of the equity interests of any Person (other than a Person that is a Subsidiary of the Company), or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the Company), provided that the Company or a Subsidiary of the Company is the surviving entity.

“Acquisition Indebtedness” means Indebtedness incurred in connection with an Acquisition.

“AC Swing Line Loan” means a Swing Line Loan denominated in an Alternative Currency.

“AC Swing Rate” means for any day the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day (or if such day is not a Business Day, the immediately preceding Business Day) by a branch or affiliate of the Swing Line Lender in the applicable offshore interbank market for such currency to major banks in such interbank market, as determined by the Swing Line Lender.

“Additional Commitments” is defined in Section 2.01(b) hereof.

“Administrative Agent” means Bank of America, N.A., as contractual representative for itself and the other Lenders and any successor pursuant to Section 9.06 hereof.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.8 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” is defined in Section 8.05 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 30% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 30% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agent Fee Letter” means the letter agreement, dated June 28, 2011, between the Company and the Administrative Agent.

“Agent Parties” is defined in Section 10.08(c) hereof.

“Agreement” means this Multicurrency Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Alternative Currency” means (i) each of Australian Dollars, British Pounds, Canadian Dollars, Euros, Japanese Yen, New Zealand Dollars and Swiss Francs and (ii) each other currency (other than U.S. Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in U.S. Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with U.S. Dollars.

“Alternative Currency Loan” means a Loan denominated in an Alternative Currency. Alternative Currency Loans may be Revolving Loans or Swing Line Loans.

“Amapa” means Anglo Ferrous Amapá Mineração Ltda., a company organized under the Laws of Brazil.

“Amapa Investment” means, collectively, all Investments by the Company and its Subsidiaries in Amapa.

“Applicable Margin” means, with respect to Loans, L/C Borrowings, and the commitment fees and Letter of Credit Fees payable under Section 2.12 hereof, (a) from the Closing Date until the first Pricing Date, the rates per annum shown opposite Level IV below, and (b) thereafter, from one Pricing Date to the next, the rates per annum determined in accordance with the following schedule:

Level	Leverage Ratio For Such Pricing Date	Applicable Margin For Base Rate Loans And L/C Borrowings Shall Be:	Applicable Margin For Eurocurrency Loans And Letter Of Credit Fee Shall Be:	Applicable Margin For Commitment Fee Shall Be:
I	Less than 1.00 to 1.00	0.000%	0.750%	0.125%
II	Less than 1.50 to 1.00, but greater than or equal to 1.00 to 1.00	0.000%	1.00%	0.15%
III	Less than 2.00 to 1.00, but greater than or equal to 1.50 to 1.00	0.25%	1.25%	0.175%
IV	Less than 2.75 to 1.00, but greater than or equal to 2.00 to 1.00	0.50%	1.50%	0.20%
V	Less than 3.25 to 1.00, but greater than or equal to 2.75 to 1.00	0.75%	1.75%	0.25%
VI	Greater than or equal to 3.25 to 1.00	1.00%	2.00%	0.30%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Company ending on or after September 30, 2011, the date on which the Administrative Agent is in receipt of the Company’s most recent financial statements (and, in the case of the year end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 6.01 hereof. The Applicable Margin shall be established based on the Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Company has not delivered its financial statements by the date such financial statements (and, in the case of the year end financial statements, audit report) are required to be delivered under Section 6.01 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., the Leverage Ratio shall be deemed to be greater than or equal to 3.25 to 1.00). If the Company subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrowers and the Lenders absent manifest error.

In the event that any financial statement or compliance certificate delivered pursuant to Section 6.01 is inaccurate (regardless of whether this Agreement is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Company shall promptly deliver to the

Administrative Agent a corrected financial statement and a corrected compliance certificate for such Applicable Period, (ii) the Applicable Margin shall be determined based on the corrected compliance certificate for such Applicable Period, and (iii) the Borrowers shall promptly pay to the Administrative Agent (for the account of the Lenders during the Applicable Period or their successors and assigns) the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. This paragraph shall survive the termination of this Agreement.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.14.

“Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangement Agreement” means that Arrangement Agreement, dated as of January 11, 2011, between the Company and CTIM, as amended, restated, supplemented or otherwise modified from time to time.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., PNC Capital Markets, Inc. and U.S. Bank National Association, in their respective capacities as joint lead arrangers and joint book managers.

“Arranger Fee Letter” means the Arranger Fee Letter, dated June 28, 2011, among the Company and the Commitment Parties (as defined therein), as amended by the Co-Arranger Commitment Letter, dated July 14, 2011, among the Company, the Initial Commitment Parties (as defined therein) and the Additional Commitment Parties (as defined therein).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.10), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Australian Dollars” or “AUD” means the lawful currency of the Commonwealth of Australia.

“Authorized Representative” means those persons shown on the list of officers provided by the Company pursuant to Section 3.01 hereof or on any update of any such list provided by the Company to the Administrative Agent, or any further or different officers of the Company so named by any Authorized Representative of the Company in a written notice to the Administrative Agent.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the rate of interest in effect on such day, pursuant to this Agreement, for a Borrowing of Eurocurrency Loans in U.S. Dollars with an Interest Period of one month (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.03(a) hereof. All Base Rate Loans shall be denominated in U.S. Dollars.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto. References to “the Borrower” in connection with any Loan or Letter of Credit are references to the particular Borrower to which such Loan is made or to be made or for whose account such Letter of Credit is issued or to be issued.

“Borrowing” means the total of Revolving Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type on a single date and, in the case of Eurocurrency Loans, for a single Interest Period. Borrowings of Revolving Loans are made and maintained ratably from each of the Lenders according to their Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such

Borrowing to the applicable Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loan to the other, all as requested by the Company pursuant to Section 2.04(a) hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in U.S. Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in U.S. Dollars, any fundings, disbursements, settlements and payments in U.S. Dollars in respect of any such Eurocurrency Loan, or any other dealings in U.S. Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day on which dealings in deposits in U.S. Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than U.S. Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than U.S. Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than U.S. Dollars or Euro, or any other dealings in any currency other than U.S. Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means (i) any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency and (ii) for Loans denominated in New Zealand Dollars, any such day on which banks are open for foreign exchange business in the principal financial centers of both New Zealand and Japan.

“British Pounds” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Canadian Dollars” or “Cdn. $” means the lawful currency of Canada.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” is defined in Section 2.02(g) hereof.

“Cash Equivalents” shall mean, as to any Person: (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America and securities that are the direct obligations of any member state of the European Union or any other sovereign nation, which at the time of acquisition thereof, was not targeted for sanctions by the Office of Foreign Assets Control of the United States Department of the Treasury so long as the full faith of and credit of such nation is pledged in support thereof, provided that in each case any such obligations shall mature within one year of the date of issuance thereof; (b) investments in commercial paper rated at least P 1 by Moody’s or at least A 1 by S&P or the highest rating available by any other credit agency of national standing or an equivalent rating from a comparable foreign rating agency, in each case maturing within one year of the date of issuance thereof; (c) investments in certificates of deposit or banker’s acceptances issued by any Lender or by any commercial bank having capital and surplus of not less than U.S. $100,000,000 which have a maturity of one year or less; (d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; (e) investments in auction reset securities, which are variable rate securities with interest rates that reset no less frequently than quarterly in each case rated “AA” or better by S&P, “Aa2” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing; (f) investments in variable rate demand notes and bonds that are credit enhanced by any commercial bank having capital and surplus of not less than U.S. $100,000,000; and (g) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), (d), (e) and (f) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change of Control” shall mean and include any Person or related Persons constituting a “group” for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, becoming the beneficial owner or owners, directly or indirectly, of a majority of the Voting Stock (determined by number of votes) of the Company (the “Beneficial Owners”). As used herein, the term “Voting Stock” shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty or (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Cliffs Erie” means Cliffs Erie L.L.C., a Delaware corporation.

“Cliffs Sonoma Entities” means, collectively, Cliffs Australia Washplant Operations Pty Ltd ACN 123 748 032 and Cliffs Australia Coal Pty Ltd ACN 123 583 326.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 3.01 shall be satisfied in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Line Loans and Letters of Credit in an aggregate U.S. Dollar Equivalent at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1(a) under the caption “Commitment” attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Company” is defined in the introductory paragraph of this Agreement.

“Company Materials” is defined in Section 6.01 hereof.

“Contingent Obligation” shall mean as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable principal amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.

“Credit Extension” means the advancing of any Loan, the continuation of or conversion into a Eurocurrency Loan, or an L/C Credit Extension.

“CTIM” means Consolidated Thompson Iron Mines Limited, a corporation existing under the laws of Canada.

“Damages” means all damages including, without limitation, punitive damages, liabilities, costs, expenses, losses, judgments, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, corrective or response actions, abatement, removal and remedial costs, compliance costs, reasonable investigation expenses, reasonable consultant fees, reasonable attorneys’ and paralegals’ fees and reasonable litigation expenses.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform its obligation to fund any portion of its Loans, participations in L/C Obligations or participations in Swing Line Loans within one Business Day of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified the Company, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within one Business Day after written request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent, that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, participations in L/C Obligations or participations in Swing Line Loans, (d) otherwise has failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy or insolvency proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or direct or indirect parent company thereof by a Governmental Authority.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.14.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.

“Domestic Subsidiary” means each Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with reference to any period, Net Income for such period plus, without duplication, (a) all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, (ii) federal, state and local income taxes as accrued for such period, (iii) depreciation of fixed assets and amortization of intangible assets for such period, (iv) non-cash items decreasing Net Income for such period, (v) cash charges and other expenses associated with or relating to the Transactions in an aggregate amount not to exceed U.S. $149,300,000 and (vi) costs associated with the issuance of Indebtedness (whether or not consummated) (but excluding any such costs amortized through or otherwise included or to be included in Interest Expense for any period), minus, without duplication, (b) the sum of (i) cash payments made during such period in respect of items added to the calculation of Net Income pursuant to clause (a)(iv) above during such period or any previous period, and (ii) non-cash items increasing Net Income for such period; provided, however, that, solely for the purposes of calculating compliance with Section 6.18(a), EBITDA for any period shall (x) include the EBITDA for any Person or business unit that has been acquired by the Company or any of its Restricted Subsidiaries for any portion of such period prior to the date of acquisition, and (y) exclude the EBITDA for any Person or business unit that has been disposed of by the Company or any of its Restricted Subsidiaries for the portion of such period after the date of disposition. Notwithstanding the foregoing, for purposes of determining the EBITDA of CTIM for the fiscal quarters ending March 31, 2011, June 30, 2011 and September 30, 2011, such amount shall be calculated for the period from January 1, 2011 through the end of the relevant fiscal quarter then ending, as applicable, and multiplied by 4, 2 and 4/3, respectively.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the Swing Line Lender and the L/C Issuers, and (ii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, or liability under, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Law pertaining to (a) the protection of the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Loan” means a Loan bearing interest at the rate specified in Section 2.03(b) hereof.

“Event of Default” means any event or condition identified as such in Section 7.01 hereof.

“Excess Interest” is defined in Section 10.19 hereof.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the

United States or any similar tax imposed by any other jurisdiction in which the Company is located and (c) except as otherwise provided in this clause (c), in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 8.05), any withholding tax that is imposed pursuant to FATCA and any other withholding tax imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability to comply with Section 10.01(f) and (g)(iii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 10.01(a).

“Existing Credit Agreement” means that certain Multicurrency Credit Agreement, dated as of August 17, 2007, by and among the Company, the lenders party thereto and Bank of America, as administrative agent thereunder.

“Existing Letters of Credit” means the Letters of Credit set forth on Schedule 1(c).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of hereof and any regulations or official interpretations thereof.

“Fee Letters” means, the Arranger Fee Letter and the Agent Fee Letter.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Sublimit” means an amount equal to the lesser of the Total Commitments and U.S. $250,000,000. The Foreign Sublimit is part of, and not in addition to, the Total Commitments.

“Foreign Subsidiary” means each Subsidiary of the Company which is organized under the Laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each Issuing Lender, such Defaulting Lender’s Percentage of the total Letter of Credit Liabilities outstanding in respect of Letters of Credit issued by such Issuing Lender other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of the total Swing Line Loans of the Swing Line Lender outstanding other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds Transfer and Deposit Account Liability” means the liability of the Company or any of its Subsidiaries owing to any of the Lenders, or any Affiliates of the Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Company and/or any Subsidiary now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to the Company or any such Subsidiary by any of the Lenders or their Affiliates.

“Funding Date” is defined in Section 2.01(c) hereof.

“GAAP” means generally accepted accounting principles as in effect in the United States as set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each Material Subsidiary (other than Cleveland Cliffs International Holding Company) from time to time party to a Guaranty in accordance with the provisions of Article 4 hereof. As of the Closing Date, the Guarantors are The Cleveland-Cliffs Iron Company, Cliffs Mining Company, Cliffs Sales Company, Northshore Mining Company, Cliffs Minnesota Mining Company, Cliffs North American Coal LLC, CLF PinnOak LLC, Silver Bay Power Company, Cliffs Empire, Inc., Cliffs TIOP, Inc., Cliffs Logan County Coal, LLC and Cliffs West Virginia Coal Inc.

“Guaranty” and “Guaranties” each is defined in Section 4.01 hereof.

“Hazardous Material” means (a) any “hazardous substance” as defined in CERCLA and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hedge Agreement” means any interest rate, currency or commodity swap agreements, cap agreements, collar agreements, floor agreements, exchange agreements, forward contracts, option contracts or similar interest rate or currency or commodity hedging arrangements.

“Hedging Liability” means the liability of the Company or any Subsidiary to any of the Lenders, or any Affiliates of the Lenders, in respect of any Hedge Agreement as the Company or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.

“Honor Date” is defined in Section 2.02(c)(i) hereof.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any reimbursement liability in respect of banker’s acceptances or letters of credit, (g) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (h) all obligations under any so-called “synthetic lease”

transaction entered into by such Person, (i) all obligations under any so called “asset securitization” transaction entered into by such Person, and (j) all Contingent Obligations; provided, however that the term “Indebtedness” shall not include (i) trade payables arising in the ordinary course of business, (ii) any letter of credit secured by cash or Cash Equivalents, and (iii) up to U.S. $500,000 in obligations under the Agreement for Loan of Minnesota Investment Fund dated August 24, 2004 between United Taconite LLC and the Township of McDavitt.

“Indemnitee” is defined in Section 10.13(b) hereof.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Coverage Ratio” means, at any time the same is to be determined, the ratio of (a) EBITDA of the Company and its Restricted Subsidiaries for the four fiscal quarters of the Company most recently ended to (b) Interest Expense of the Company and its Restricted Subsidiaries for the same four fiscal quarters most recently ended.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date seven (7) or fourteen (14) days or one, two, three or six months thereafter, as selected by the relevant Borrower (or by the Company on its behalf) in any Notice of Borrowing; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the following calendar week, in respect of any seven (7) or fourteen (14) day Interest Period, or in another calendar month, in respect of any other Interest Period, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Termination Date.

“Investment” means any investment, made in cash or by delivery of Property, by the Company or any of its Restricted Subsidiaries (i) in any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, guaranty, advance, capital contribution or otherwise, or (ii) in Property.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company or any applicable Borrower or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Japanese Yen” means the lawful currency of Japan.

“Joint Venture” means any corporation, partnership, limited liability company or other entity or organization that has Voting Stock directly or indirectly owned by the Company; provided, however, that, notwithstanding this definition, none of the following shall be a Joint Venture hereunder: (i) any Wholly-Owned Subsidiary, (ii) any trade creditor or customer in which the Company or any of its Subsidiaries has made an Investment pursuant to clause (l) of the definition of Restricted Investments, (iii) any entity or organization set forth on Schedule 6.15(A), (iv) Amapa, and (v) any entity or organization in which the Company or any of its Subsidiaries has made an Investment (other than any Investment in an entity or organization that was a Joint Venture immediately prior to such Investment) pursuant to clause (o) of the definition of Restricted Investments.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and binding and enforceable agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Percentage. All L/C Advances shall be denominated in U.S. Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans. All L/C Borrowings shall be denominated in U.S. Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America, JPMorgan Chase Bank, N.A. and any other Lender that may agree to issue Letters of Credit hereunder pursuant to an instrument in form satisfactory to the Company, such Lender and the Administrative Agent, in each case in its capacity as issuer of a Letter of Credit hereunder. An L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such affiliate with respect to Letters of Credit issued by such affiliate. References to “the L/C Issuer” in connection with any Letter of Credit are references to the particular L/C Issuer that issued or is requested to issue such Letter of Credit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means U.S. $200,000,000, as reduced pursuant to the terms hereof.

“Lenders” means and includes Bank of America, N.A., and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 10.10 hereof. Unless the context otherwise requires, references herein to a Lender or the Lenders shall include the Swing Line Lender in such capacity.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify in writing to the Company and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurocurrency Loans to reduce any liability of the Company to such Lender under Section 8.04 hereof or to avoid the unavailability of Eurocurrency Loans under

Section 8.03 hereof, so long as such designation is not disadvantageous to the Lender. Without limitation of the foregoing, any Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Expiration Date” means the day that is 270 days after the Termination Date (or, if such day is not a Business Day, the next succeeding Business Day).

“Letter of Credit Fee” is defined in Section 2.12(b) hereof.

“Leverage Ratio” means, on any date, the ratio of Total Funded Debt on such date to EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“LIBOR” means, for any Interest Period with respect to a Eurocurrency Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in U.S. Dollars or the relevant Alternative Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan or Swing Line Loan, whether outstanding as a Base Rate Loan or Eurocurrency Loan or otherwise as permitted hereunder, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes, the Issuer Documents, the Guaranties, the Fee Letters and each other instrument or document to be executed or delivered by the Company or any Restricted Subsidiary hereunder or thereunder or otherwise in connection therewith, other than Hedge Agreements.

“Loan Party” means the Company, each Designated Borrower and each Guarantor.

“Local Currency Swing Line Supplement” means a written supplement to this Agreement entered into between the Company and the Swing Line Lender, with the written consent of the Administrative Agent.

“Long-Dated Letter of Credit” means any Letter of Credit having an expiry date later than the fifth Business Day prior to the Termination Date (but in no event later than the Letter of Credit Expiration Date).

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1(b).

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Company or any Restricted Subsidiary to perform its material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Restricted Subsidiary of any Loan Document to which it is a party.

“Material Subsidiary” shall mean and include (i) each Wholly-Owned Subsidiary that is a Domestic Subsidiary, except any Wholly-Owned Subsidiary that is a Domestic Subsidiary and does not have (together with its Subsidiaries) (a) at the time of determination thereof, consolidated total assets that constitute more than 5% (or 10% if the date of determination is prior to January 1, 2012) of the consolidated total assets of the Company and its Subsidiaries at such time and (b) consolidated gross revenues for any fiscal year of the Company ending on or after January 1, 2012, that constitute more than 5% (or 10% for a fiscal year ending on December 31, 2010 or December 31, 2011) of the consolidated gross revenues of the Company and its Subsidiaries during such fiscal year and (ii) each Domestic Subsidiary that the Company has designated to the Administrative Agent in writing as a Material Subsidiary. As of the Closing Date, the Material Subsidiaries are The Cleveland-Cliffs Iron Company, Cliffs Mining Company, Cliffs Sales Company, Northshore Mining Company, Cliffs Minnesota Mining Company, Cliffs North American Coal LLC, CLF PinnOak LLC, Silver Bay Power Company, Cliffs Empire, Inc., Cliffs TIOP, Inc., Cleveland-Cliffs International Holding Company, Cliffs Logan County Coal, LLC and Cliffs West Virginia Coal Inc.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Income” means, with reference to any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that (a) there shall be excluded from Net Income (i) the net income (or net loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of, or has merged into or consolidated with, the Company or another Restricted Subsidiary and (ii) the net income (or net loss) of any Person (other than a Restricted Subsidiary) in which the Company or any of its Restricted Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries during such period, and (b) solely for the purposes of calculating compliance with Section 6.18(a), Net Income for any period shall (i) include the net income (or net loss) for any Person or business unit that has been acquired by the Company or any of its Restricted Subsidiaries for any portion of such period prior to the date of acquisition, and (ii) exclude the net income (or net loss) for any Person or business unit that has been disposed of by the Company or any of its Restricted Subsidiaries for the portion of such period after the date of disposition.

“Net Worth” means, at any time the same is to be determined, total shareholders’ equity (including capital stock, additional paid in capital, and retained earnings after deducting treasury stock) which would appear on the balance sheet of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“New Zealand Dollars” means the lawful currency of New Zealand.

“Note Purchase Agreement” means the Note Purchase Agreement dated June 25, 2008 by and among the Company and the institutional investors party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Notes” means and includes the Revolving Notes and the Swing Notes.

“Non-Guarantor Subsidiaries” means each Restricted Subsidiary that is not a Guarantor.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrowers and the Guarantors arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Guarantor thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other Hedging Liability” means the liability (other than any Hedging Liability) of the Company or any Restricted Subsidiary under any Hedge Agreement.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Revolving Loans on any date, the U.S. Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Revolving Loans occurring on such date; (ii) with respect to Swing Line Loans on any date, the U.S. Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the U.S. Dollar Equivalent of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in U.S. Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” is defined in Section 10.10(d) hereof.

“Participant Register” is defined in Section 10.10(d) hereof.

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” is defined in Section 5.23(b) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Total Commitments represented by such Lender’s Commitment at such time, subject to Section 2.15(a)(iv). If the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Total Commitments have expired, then the Percentage of each Lender shall be determined based on the Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Permitted Acquisition” means any Acquisition with respect to which the following condition is satisfied: after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the covenant contained in Section 6.18(a) hereof on a pro forma basis.

“Permitted Investment Amount” means an amount equal to (a) U.S. $150,000,000 plus (b) 20% of positive consolidated Net Income for each fiscal year of the Company commencing with the Company’s fiscal year ending December 31, 2006. As of December 31, 2010, the Permitted Investment Amount was equal to U.S. $608,180,000.

“Permitted Lien” is defined in Section 6.13 hereof.

“Permitted Securitization Financing” means any sale or sales of any accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets of the Company and/or any of its Subsidiaries, and financing secured by the assets so sold, including, without limitation, any revolving purchase(s) of such assets; provided that such financing shall be non-recourse to the Company or any Restricted Subsidiary (other than a special purpose Subsidiary with no assets other than the financial assets which are the basis for such financing).

“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or any other entity or organization.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Platform” is defined in Section 6.01 hereof.

“Portman Limited Facility” means any credit agreement, multi-option facility, facility agreement, loan agreement or other agreements or instruments entered into from time to time under which the applicable lenders or holders of such instruments have agreed to make loans or otherwise extend credit to Cliffs Natural Resources Holdings Pty Ltd or any Restricted Subsidiary thereof.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Restricted Subsidiaries under GAAP.

“Project Indebtedness” is defined in Section 6.12(c) hereof.

“Public Lender” is defined in Section 6.01 hereof.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Register” is defined in Section 10.10(c) hereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Required Lenders” means, as of the date of determination thereof, Lenders whose aggregate Commitments constitute more than 50% of the Total Commitments, provided that if the Commitments are terminated pursuant to the terms of this Agreement, “Required Lenders” means as of the date of determination thereof, Lenders whose outstanding Loans and participating interests in Swing Line Loans and Letters of Credit constitute more than 50% of the sum of the total outstanding Loans and participating interests in Swing Line Loans and Letters of Credit; provided further that the Commitment of, and the portion of the outstanding Loans and participating interests in Swing Line Loans and Letters of Credit held or deemed held by, any Defaulting Lender shall, so long as such Lender is a Defaulting Lender, be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” shall mean any of the President, Chairman, Chief Executive Officer, Chief Operating Officer, Vice Chairman, any Executive Vice President, Chief Financial Officer, General Counsel, Chief Legal Officer, Treasurer or Assistant Treasurer, of the Company.

“Restricted Investments” means all Investments except the following:

(a) property, plant and equipment to be used in the ordinary course of business of the Company and its Restricted Subsidiaries;

(b) current assets arising from the sale of goods and services in the ordinary course of business of the Company and its Restricted Subsidiaries;

(c) existing Investments in Restricted Subsidiaries disclosed on Schedule 5.10(a) hereof;

(d) Permitted Acquisitions; provided that in the case of any Permitted Acquisition with consideration in excess of U.S. $100,000,000, the Company shall deliver to the Administrative Agent at least 3 Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to any such Acquisition a certificate confirming pro forma compliance with Section 6.18 hereof;

(e) Investments disclosed on Schedule 6.15, including without limitation, Schedule 6.15(A);

(f) Investments in cash and Cash Equivalents;

(g) Hedging Liability and Other Hedging Liability to any other Person, in all cases incurred in the ordinary course of business and not for speculative purposes;

(h) Contingent Obligations permitted by Section 6.12 hereof;

(i) mergers and consolidations permitted by Section 6.14 hereof;

(j) loans and advances to directors, employees and officers of the Company and its Restricted Subsidiaries for bona fide business purposes in the ordinary course of business;

(k) Investments by the Company or any Wholly-Owned Subsidiary that is a Restricted Subsidiary in or to any other Wholly-Owned Subsidiary that is a Restricted Subsidiary and Investments by any Restricted Subsidiary in the Company or any Wholly-Owned Subsidiary that is a Restricted Subsidiary;

(l) Investments in securities of trade creditors or customers in the ordinary course of business that are received (i) in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or (ii) in the settlement of debts created in the ordinary course of business;

(m) Investments in Joint Ventures for the purpose of financing such entities’ (i) operating expenses incurred in the ordinary course of business, (ii) reasonable Capital Expenditures and (iii) other reasonable obligations that are accounted for by the Company and its Restricted Subsidiaries as increases in equity in such Joint Ventures;

(n) the Amapa Investment;

(o) Investments of the Company and its Restricted Subsidiaries to make acquisitions of additional mining interests or for other strategic or commercial purposes; provided that, (i) in no event shall the amount of such Investments exceed the Permitted Investment Amount and (ii) after giving effect to any such Investment, no Default or Event of Default shall exist, including with respect to the covenants contained in Section 6.18 hereof on a pro forma basis; provided further that, in the case of any such Investment in which the aggregate amount to be invested is greater than U.S. $100,000,000, the Company shall deliver to the Administrative Agent at least 3 Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to such Investment, a certificate confirming such pro forma compliance;

(p) the Sonoma Investment; and

(q) Investments, not otherwise permitted under clauses (a) - (p), of the Company and its Restricted Subsidiaries; provided that the Company shall be in pro forma compliance with Section 6.18 hereof and, in the case of any Investment in excess of U.S. $100,000,000, shall deliver to the Administrative Agent at least 3 Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to such Investment, a certificate confirming such pro forma compliance.

“Restricted Subsidiary” means each Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Loan or Swing Line Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Loan denominated in an Alternative Currency pursuant to Section 2.02 and (iii) each additional date as the Administrative Agent shall determine, at the request of the Required Lenders; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of the Existing Letters of Credit, August 2, 2011 and (v) each additional date as the Administrative Agent shall determine, at the request of the Required Lenders.

“Revolving Loan” is defined in Section 2.01(a) hereof.

“Revolving Note” means a promissory note made by a Borrower in favor of a Lender evidencing Revolving Loans made by such Lender to such Borrower, substantially in the form of Exhibit D-1.

“Same Day Funds” means (a) with respect to disbursements and payments in U.S. Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” is defined in Section 6.01(e) hereof.

“Security” has the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

“Sonoma” means the unincorporated joint venture formed by QCoal Sonoma Pty Ltd, Watami (Qld) Pty Ltd, CSC Sonoma Pty Ltd, JS Sonoma Pty

Ltd and Cliffs Australia Coal Pty Ltd, a Wholly-Owned Subsidiary of the Company, for the purpose of mining and developing a coal mine in Queensland, Australia, including the construction of a washplant by Cliffs Australia Washplant Operations Pty Ltd, an indirectly held Wholly-Owned Subsidiary of the Company.

“Sonoma Investment” means, collectively, all Investments by the Company and its Restricted Subsidiaries in Sonoma.

“Spot Rate” means, for a currency, the rate determined by the Administrative Agent, L/C Issuer, or the Swing Line Lender, as the case may be, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent, the L/C Issuer, or the Swing Line Lender may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency, and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Standard Permitted Liens” means, with respect to any Person, any of the following:

(a) inchoate Liens for the payment of taxes which are not yet due and payable or, in the case of the Company or any of its Restricted Subsidiaries, the payment of which is not required by Section 6.07;

(b) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA);

(c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(d) Liens created by or pursuant to this Agreement;

(e) any interest or title of a lessor under any operating lease;

(f) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of such Person;

(g) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which such Person shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured, provided that, the aggregate amount of such judgments or awards secured by Liens permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of U.S. $50,000,000 (except to the extent fully (excluding any deductibles or self-insured retention) covered by insurance pursuant to which the insurer has accepted liability therefor in writing) at any one time outstanding;

(h) Liens in the nature of royalties, dedications of reserves or similar rights or interests granted, taken subject to or otherwise imposed on properties consistent with normal practices in the iron ore mining industry;

(i) Liens incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for Indebtedness) or arising by virtue of deposits made in the ordinary course of business to security liability for premiums to insurance carriers and/or benefit obligations to claimants;

(j) leases or subleases of properties, in each case entered into in the ordinary course of business so long as such leases or subleases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Company and its Restricted Subsidiaries or (ii) materially impair the use (for its intended purposes) or the value of the Property subject thereto;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business in accordance with the past business practices of such Person, and any products or proceeds thereof to the extent covered by such Liens;

(l) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non consensual and arise by operation of Law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(m) the filing of UCC financing statements in connection with operating leases, consignment of goods or bailment agreements; and

(n) Liens securing reimbursement obligations with respect to trade or commercial letters of credit that encumber only the documents underlying such letters of credit and any products or proceeds thereof to the extent covered by such Liens.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw Hill Companies, Inc. and any successor thereto.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.

“Swing Line” means the credit facility for making one or more Swing Line Loans described in Section 2.10 hereof.

“Swing Line Lender” means Bank of America, in its capacity as provider of Swing Line Loans or any successor swing line lender hereunder.

“Swing Line Sublimit” means, collectively, $100,000,000 with the limitations that (i) the aggregate Outstanding Amount of Swing Line Loans denominated in U.S. Dollars shall at no time exceed U.S. $50,000,000, (ii) the aggregate Outstanding Amount of Swing Line Loans denominated in Canadian Dollars shall at no time exceed Cdn. $25,000,000, (iii) the aggregate Outstanding Amount of Swing Line Loans denominated in Australian Dollars shall at no time exceed AUD 25,000,000 and (iv) the aggregate Outstanding Amount of Swing Line Loans denominated in any other Alternative Currency shall be zero; provided that the amounts specified in clauses (i) - (iv) may be modified from time to time by agreement between the Company and the Swing Line Lender.

“Swing Line Loan” and “Swing Line Loans” each is defined in Section 2.10 hereof.

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.10(b), which, if in writing, shall be substantially in the form of Exhibit A and appropriately completed and signed by a Responsible Officer of the Company.

“Swing Note” means a promissory note made by the Company in favor of the Swing Line Lender evidencing Swing Line Loans made by the Swing Line Lender, substantially in the form of Exhibit D-2.

“Swiss Francs” means the lawful currency of the Swiss Confederation.

“Syndication Agent” means JPMorgan Chase Bank, N.A.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means August 11, 2016, or such earlier date on which the Commitments are terminated in whole pursuant to Section 2.09, 7.02 or 7.03 hereof.

“Total Commitments” means, at any time, the aggregate amount of Commitments, which shall be One Billion Seven Hundred Fifty Million Dollars (U.S. $1,750,000,000) on the Closing Date and which may be increased pursuant to Section 2.01(b) hereof or decreased pursuant to Section 2.09 or other applicable provisions hereof.

“Total Consideration” means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid in connection with any Acquisition, (b) indebtedness payable to the seller in connection with such Acquisition, (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition, (d) the present value of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon the Company or its Restricted Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, and (e) the amount of Indebtedness assumed in connection with such Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness of the Company and its Restricted Subsidiaries at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trade Date” is defined in Section 10.10(b)(i)(B) hereof.

“Transactions” means (i) the plan of arrangement pursuant to the Arrangement Agreement, including the payment of the cash consideration payable pursuant to the Arrangement Agreement, (ii) the repayment or defeasance of certain Indebtedness of CTIM and its Subsidiaries and (iii) the payment of the fees and expenses incurred in connection with the Arrangement Agreement and related transactions, including the initial financing thereof.

“Transition Period” means the period commencing on the date the Company or any Subsidiary acquires any Person or line of business and ending on the last day of the fourth full fiscal quarter following the date of the consummation of such Acquisition.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unreimbursed Amount” is defined in Section 2.02(c)(i) hereof.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than a Designated Borrower) designated, from time to time, by the Company in writing to the Administrative Agent as an Unrestricted Subsidiary; provided, however, that at the time of such designation (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) after giving effect to such designation, the Company shall be in pro forma compliance with each of the financial covenants set forth in Section 6.18, and (c) the Company shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, signed by a Responsible Officer of the Company certifying that the conditions set forth in clauses (a) and (b) above are satisfied (which certificate shall attach supporting information and calculations with respect to the requirements set forth in clause (b) above).

“Unused Commitments” means, at any time, the difference between the Total Commitments then in effect and the aggregate Outstanding Amount of Revolving Loans and L/C Obligations.

“U.S. Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in U.S. Dollars as determined by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of U.S. Dollars with such Alternative Currency.

“U.S. Dollars” and “U.S. $” each means the lawful currency of the United States of America.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including, without limitation, general partners of a partnership), other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly Owned Subsidiary” means, at any time, any Subsidiary all of the Voting Stock (except directors’ qualifying shares) of which are owned by any one or more of the Company and the Company’s other Wholly Owned Subsidiaries at such time.

“Withholding Agent” is defined in Section 10.01(a) hereof.

Section 1.02. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to New York, New York time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 1.03. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.03 hereof and such change shall result in a change in the calculation of any financial covenant, standard or term found in this Agreement, either the Company or the Required Lenders may by notice to the Lenders and the Company, respectively, require that the Lenders and the Company negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Company and its Restricted Subsidiaries shall be the same as if such change had not been made. No delay by the Company or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.03, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Company shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

Section 1.04. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the U.S. Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the U.S. Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.05. Exchange Rates; Currency Equivalents. (a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the U.S. Dollar Equivalent of the aggregate outstanding amount denominated in Alternative Currencies and shall provide notice of the same to the Company. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than U.S. Dollars) for purposes of the Loan Documents shall be such U.S. Dollar Equivalent amount as so determined by the Administrative Agent; provided, however, that no violation of any provision of Section 6.12, 6.13, 6.14 or 6.15 will be deemed to occur solely as a result of fluctuations in the exchange rate applicable to the Alternative Currency or other relevant currency or Indebtedness after such Indebtedness is incurred or Lien is effected (but any subsequent incurrence of Indebtedness or Lien shall be permitted only if permitted after taking such fluctuation in exchange rate of all Indebtedness and other amounts into account).

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in U.S. Dollars, but such Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

Section 1.06. Additional Alternative Currencies. (a) The Company may from time to time request that Eurocurrency Loans and/or Swing Line Loans be made and/or Letters of Credit be issued in a currency other than those provided for in clause (i) of the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than U. S. Dollars) that is readily available and freely transferable and convertible into U.S. Dollars. In the case of any such request with respect to the making of Eurocurrency Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to Swing Line Loans or Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the Swing Line Lender or L/C Issuer, as the case may be.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Swing Line Loans or Letters of Credit, the Administrative Agent shall promptly notify the Swing Line Lender or L/C Issuer thereof, as the case may be. Each Lender (in the case of any such request pertaining to Eurocurrency Loans) or the Swing Line Lender or L/C Issuer (in the case of a request pertaining to Swing Line Loans or Letters of Credit)

shall notify the Administrative Agent, not later than 11:00 a.m., four Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Loans or Swing Line Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender, the Swing Line Lender or an L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender, Swing Line Lender or L/C Issuer, as the case may be, to permit Eurocurrency Loans or Swing Line Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Loans; and if the Administrative Agent and the Swing Line Lender or L/C Issuer consent to Swing Line Loans or Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Swing Line Loans or Letter of Credit issuances by the Swing Line Lender or L/C Issuer, as the case may be. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.

Section 1.07. Change of Currency. (a) Each obligation of the applicable Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.08. Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.09. Liability of Designated Borrowers. The parties intend that this Agreement shall in all circumstances be interpreted to provide that each Designated Borrower is liable only for obligations with respect to Loans or Letters of Credit made to or issued on behalf of such Designated Borrower (including, without limitation, principal and interest on such Loans and reimbursement obligations with respect to such Letters of Credit) and ongoing obligations related thereto under Articles 2 and 8 hereof, and its pro rata share of otherwise unallocated general fees, reimbursements and charges hereunder and under any other Loan Document.

ARTICLE 2

THE CREDIT FACILITIES

Section 2.01. Revolving Credit Facilities. (a) Revolving Loans. Prior to the Termination Date, each Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make revolving loans (each individually a “Revolving Loan” and, collectively, the “Revolving Loans”) in U.S. Dollars and Alternative Currencies to the Borrowers from time to time in an aggregate outstanding U.S. Dollar Equivalent up to the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing (i) the Total Outstandings shall not exceed the Total Commitments in effect at such time, (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (iii) the sum of (x) the aggregate Outstanding Amount of Alternative Currency Loans and Letters of Credit denominated in an Alternative Currency and (y) the aggregate Outstanding Amount of Loans denominated in U.S. Dollars made to Designated Borrowers shall not exceed the Foreign Sublimit. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Percentages. As provided in Section 2.04(a), and subject to the terms hereof, the Company may elect that each Borrowing of Revolving Loans denominated in U.S. Dollars be either Base Rate Loans or Eurocurrency Loans. All Loans denominated in an Alternative Currency shall be Eurocurrency Loans. Revolving Loans may be repaid and reborrowed before the Termination Date, subject to the terms and conditions hereof.

(b) Commitment Increases. The Company shall be entitled, from time to time, to request that the Total Commitments be increased to an aggregate amount not to exceed Two Billion Dollars (U.S. $2,000,000,000) (such additional Commitments are referred to herein as the “Additional Commitments”); provided that (i) at the time of giving effect to any such Commitment increase, the conditions specified in Section 3.02(a) and (b) would be satisfied if the full amount of the Commitments as increased were borrowed at such time, (ii) any such increase shall be in a minimum amount of U.S. $50,000,000, (iii) no Lender shall be obligated to increase such Lender’s Commitment without such Lender’s written consent, which may be withheld in such Lender’s sole discretion, and (iv) any Person providing any Additional Commitment shall be an Eligible Assignee (if such Person is not already a Lender). In connection with any such increase in the Total Commitments the parties shall execute any documents reasonably requested in connection with or to evidence such increase, including without limitation, an amendment to this Agreement.

(c) Adjustments. On the date (“Funding Date”) of any increase in the Total Commitments permitted by this Agreement, which date shall be designated by the Administrative Agent, each Lender who has an Additional Commitment shall fund to the Administrative Agent such amounts as may be required to cause each such Lender to hold its Percentage of Revolving Loans based upon the Commitments as of such Funding Date, and the Administrative Agent shall distribute the funds so received to the other Lenders in such amounts as may be required to cause each of them to hold its Percentage of Revolving Loans as of such Funding Date. The Lenders receiving such amounts to be applied to Eurocurrency Loans may demand payment of the breakage costs under Section 8.01 hereof as though the applicable Borrower had elected to prepay such Eurocurrency Loans on such date and such Borrower shall pay the amount so demanded as provided in Section 8.01. The first payment of interest and Letter of Credit Fees received by the Administrative Agent after such Funding Date shall be paid to the Lenders in amounts adjusted to reflect the adjustments of their respective Percentages as of the Funding Date. On the Funding Date each Lender shall be deemed to have either sold or purchased, as applicable, a participating interest in Swing Line Loans, L/C Obligations and L/C Borrowings so that upon consummation of all such sales and purchases each Lender, other than the Lender acting as the Swing Line Lender or the L/C Issuer, as the case may be, holds an undivided participating interest in each Swing Line Loan, each Letter of Credit and each L/C Borrowing equal to such Lender’s Percentage as of such Funding Date.

Section 2.02. Letters of Credit. (a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.02, (1) from time to time on any Business Day during the period from the Closing Date until the Termination Date, to issue Letters of Credit denominated in U.S. Dollars or in one or more Alternative Currencies for the account of the Company or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Outstandings shall not exceed the Total Commitments, (x) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (y) the sum of (I) the aggregate Outstanding Amount of Alternative Currency Loans and Letters of Credit denominated in an Alternative Currency and (II) the aggregate Outstanding Amount of Loans denominated in U.S. Dollars made to Designated Borrowers shall not exceed the Foreign Sublimit, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the L/C Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.02(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than U.S. $100,000, in the case of a commercial Letter of Credit, or U.S. $100,000, in the case of a standby Letter of Credit;

(D) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than U.S. Dollars or an Alternative Currency;

(E) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G) a default of any Lender’s obligations to fund under Section 2.04(d) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Company or such Lender to eliminate the L/C Issuer’s Fronting Exposure with respect to such Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer

(with a copy to the Administrative Agent) in the form of an Application, appropriately completed and signed by a Responsible Officer of the Company. Such Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may, in its reasonable discretion, deem necessary.

(ii) Promptly after receipt of any Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or the Company, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 3 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Percentage times the amount of such Letter of Credit.

(iii) If the Company so requests in any applicable Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued; provided further that such L/C Issuer shall provide notice to the Company at least 30 days prior to such Non-Extension Notice Date if such L/C Issuer determines not to extend an Auto-Extension Letter of Credit. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.02(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof. In the case of a

Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the L/C Issuer in such Alternative Currency. In the case of any such reimbursement in U.S. Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company of the U.S. Dollar Equivalent (and upon request, provide documentation of such foreign exchange conversion), of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in U.S. Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse the applicable L/C Issuer in an amount equal to the amount of such drawing and in the applicable currency. If the Company fails to so reimburse the L/C Issuer by such time, such L/C Issuer shall notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in U.S. Dollars in the amount of the U.S. Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Percentage thereof. In such event, the Company shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.05 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Commitments and the conditions set forth in Section 3.02 (other than the delivery of notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.02(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.02(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in U.S. Dollars, at the Administrative Agent’s Office for U.S. Dollar-denominated payments in an amount equal to its Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of this Section 2.02(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in U.S. Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the

Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the sum of 2% plus the Applicable Margin plus the Base Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.02.

(iv) Until each Lender funds its Base Rate Loan or L/C Advance pursuant to this Section 2.02(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.02(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.02(c) is subject to the conditions set forth in Section 3.02 (other than delivery by the Company of notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.02(c) by the time specified in Section 2.02(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount

(with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.02(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Percentage thereof in U.S. Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(i) is required to be returned under any of the circumstances described in Section 10.15 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) without limitation of the second proviso set forth in Section 2.02(f), any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.02(e); provided further, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)(i) Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Termination Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, within one Business Day Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii) At any time that there shall exist a Defaulting Lender, within 2 Business Days after the request of the Administrative Agent, any L/C Issuer or the Swing Line Lender, the Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(iii) On the 91st day prior to the Termination Date (or, if such day is not a Business Day, on the next preceding Business Day), the Company shall Cash Collateralize the then Outstanding Amount of all Long-Dated Letters of Credit. Thereafter, simultaneously with the issuance of any Long-Dated Letter of Credit, the Company shall Cash Collateralize the U.S. Dollar Equivalent of the face amount of such Letter of Credit.

(iv) In addition, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds the L/C Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the L/C Sublimit.

(v) The Administrative Agent may, if the Cash Collateral for L/C Obligations at any time becomes less than 100% of the U.S. Dollar Equivalent of such L/C Obligations, request that the Company provide additional Cash Collateral such that the amount of Cash Collateral is equal to 103% of the U.S. Dollar Equivalent of such L/C Obligations, and the Company shall provide such additional Cash Collateral within 2 Business Days after an such request.

(vi) Sections 7.02 and 7.03 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.02 and Sections 2.15, 7.02 and 7.03, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances aggregating not less than 103% (or such lower amount as agreed by all relevant L/C Issuers) of the U.S. Dollar Equivalent of the L/C Obligations, pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Company hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America, for the benefit of the Lenders and the L/C Issuers.

(vii) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.02 or Sections 2.15, 7.02 and 7.03 in respect of Letters of Credit or Swing Line

Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.03. Applicable Interest Rates. (a) Base Rate Loans. Subject to the provisions of clause (d) below, each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as applicable, and the actual days elapsed) on the unpaid principal amount of such Loan from the date such Loan is advanced or created by conversion from a Eurocurrency Loan until the Termination Date (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears on the last Business Day of each month and on the Termination Date (whether by acceleration or otherwise).

(b) Eurocurrency Loans. Subject to the provisions of clause (d) below, each Eurocurrency Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base

Rate Loan until the Termination Date (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus LIBOR applicable for such Interest Period plus (in the case of a Eurocurrency Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost, payable in arrears on the last day of the Interest Period applicable to such Loan and on the Termination Date (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

(c) Swing Line Loans. Subject to the provisions of clause (d) below, each Swing Line Loan shall bear interest (computed on the basis of (x) a year of 365 or 366 days, as applicable, and the actual days elapsed, in the case of a Swing Line Loan denominated in U.S. Dollars and (y) a year of 360 days and the actual days elapsed, in the case of an AC Swing Line Loan) on the unpaid principal amount of such Loan from the date such Loan is advanced until the Termination Date (whether by acceleration or otherwise) at a rate per annum equal to (x) for each Swing Line Loan denominated in U.S. Dollars, the Base Rate or a quoted rate and (y) for each AC Swing Line Loan, the AC Swing Rate or a quoted rate plus (in the case of an AC Swing Line Loan of the Swing Line Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost. Such interest shall be payable in arrears on the last Business Day of each month and on the Termination Date (whether by acceleration or otherwise).

(d) Default Rate. While any Event of Default exists or after acceleration, the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Law and before and after the commencement of any proceeding under any Debtor Relief Law) on the principal amount of all Loans owing by it at a rate per annum equal to:

(i) for any Base Rate Loan (including any Swing Line Loan denominated in U.S. Dollars), the sum of 2.0% per annum plus the Applicable Margin plus the Base Rate from time to time in effect;

(ii) for any Eurocurrency Loan denominated in U.S. Dollars, the sum of 2.0% plus the rate of interest in effect thereon (including any Mandatory Cost) at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect; and

(iii) for any Eurocurrency Loan denominated in an Alternative Currency or any AC Swing Line Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of (A) the Applicable Margin for Eurocurrency Loans plus (B) 2% plus (C) the rate of interest per annum as determined in good faith by the Administrative Agent (rounded upwards, if necessary, to the next higher 1/100,000 of 1%) at which overnight or weekend deposits (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than one month as the Administrative Agent may elect in good faith) of the relevant Alternative Currency for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the applicable period as determined above and in an amount comparable to the unpaid principal amount of any such Eurocurrency Loan (or, if the Administrative Agent is not placing deposits in such currency in the interbank market, then the Administrative Agent’s cost of funds in such currency for such period);

provided, however, prior to acceleration, any increase in interest rates pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent, acting at the request or with the consent of the Required Lenders.

(e) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and L/C Borrowings hereunder; provided that the Swing Line Lender shall determine each AC Swing Rate. Each such determination shall be conclusive and binding except in the case of manifest error.

Section 2.04. Manner of Borrowing Loans and Designating Currency and Applicable Interest Rates. (a) Notice to the Administrative Agent. Each Borrowing of Revolving Loans, each conversion of Revolving Loans from Base Rate Loans to Eurocurrency Loans and Eurocurrency Loans to Base Rate Loans, and each continuation of Eurocurrency Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone and promptly confirmed in writing, substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Each such notice must be received by the Administrative Agent by no later than 12:00 p.m.: (i) at least four (4) Business Days before the date on which the Company requests the Lenders to advance a Borrowing of or continuation of Eurocurrency Loans denominated in an Alternative

Currency, (ii) at least 3 Business Days before the date on which the Company requests the Lenders to advance a Borrowing of, conversion to or continuation of Eurocurrency Loans denominated in U.S. Dollars and (iii) on the date the Company requests the Lenders to advance a Borrowing of or conversion to Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice. All notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, which existing Revolving Loans are to be continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurocurrency Loans, the currency and Interest Period applicable thereto. The Company and each other Borrower agree that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Company or such other Borrower, as applicable, hereby indemnifying the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Company received pursuant to Section 2.04(a) above and, if such notice requests such Lenders to make Eurocurrency Loans, the Administrative Agent shall give notice to the Company and each such Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination and, if such Borrowing is denominated in an Alternative Currency, shall give notice by such means to the Company and such Lender of the initial U.S. Dollar Equivalent thereof.

(c) Borrower’s Failure to Notify; Automatic Continuations and Conversions; Defaults.

(i) Except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan. If the Company fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Eurocurrency Loans denominated in U.S. Dollars before the last day of its then current Interest Period within the period required by Section 2.04(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 3.02 for the continuation or conversion of a Borrowing of Eurocurrency Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 2.07(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. If the Company fails to give proper notice of the continuation of any outstanding Borrowing of Eurocurrency Loans denominated in an Alternative Currency before the last day of its then current Interest Period within the period required by Section 2.04(a) and has not notified the Administrative Agent within the period required by Section 2.07(a) that it intends to prepay such Borrowing, such Borrowing shall automatically be continued as a Borrowing of Eurocurrency Loans in the same Alternative Currency with an Interest Period of one month.

(ii) During the existence of a Default or an Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Loans (whether in U.S. Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Loans denominated in an Alternative Currency be prepaid, or redenominated into U.S. Dollars in the amount of the U.S. Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) Disbursement of Loans. Not later than 2:00 p.m. on the date of any requested advance of a new Borrowing, subject to Article 3 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the Administrative Agent’s Office. The Administrative Agent shall make the proceeds of each new Borrowing available to the Company at the Administrative Agent’s Office, except that if such Borrowing is denominated in an Alternative Currency each Lender shall, subject to Article 3 hereof, make available its Loan comprising part of such Borrowing at such account with such financial institution as the Administrative Agent has previously specified in a notice to each such Lender, in such funds as are then customary for the settlement of international transactions in such currency and no later than the Applicable Time. The Administrative Agent shall make the proceeds of each new Borrowing denominated in U.S. Dollars available to the Company at such account with such financial institution as the Administrative Agent has previously agreed to with the Borrower, and the Administrative Agent shall make the proceeds of each new Borrowing denominated in an Alternative Currency available at such account with such financial institution as the Administrative Agent has previously agreed to with the Borrower, in each case in the type of funds received by the Administrative Agent from the Lenders.

(e) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Loans (or, in the case of any

Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section 2.04 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by this Section 2.04) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (1) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (2) in the case of a payment to be made by the Borrower, the interest rate applicable to such Loan. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.

(f) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.13(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.13(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.13(c).

Section 2.05. Minimum Borrowing Amounts; Maximum Eurocurrency Loans. Each Borrowing of Base Rate Loans shall be in an amount not less than U.S. $1,000,000. Each Borrowing of Eurocurrency Loans advanced, continued or converted under this Agreement shall be in an amount not less than a U.S. Dollar Equivalent of U.S. $1,000,000 or such greater amount in units of the relevant currency as would have a U.S. Dollar Equivalent most closely approximating U.S. $100,000 or an integral multiple thereof. Without the Administrative Agent’s consent, there shall not be more than twelve (12) Borrowings of Eurocurrency Loans outstanding hereunder at any one time; provided that only two such Eurocurrency Loan may have an Interest Period of seven (7) days or fourteen (14) days at any one time.

Section 2.06. Repayment of Loans. (a) The Borrowers shall repay to the Lenders on the Termination Date the aggregate principal amount of Revolving Loans, together with interest thereon, outstanding on such date.

(b) The Company shall repay each Swing Line Loan, together with interest thereon, on the earlier to occur of (i) the date fifteen (15) Business Days after such Swing Line Loan is made and (ii) the Termination Date.

Section 2.07. Prepayments. (a) Voluntary. The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Revolving Loans in whole or in part without premium or penalty (except as set forth in Section 8.01 below); provided that (i) such notice must be received by the Administrative Agent no later than 11:00 a.m. (x) 3 Business Days prior to any date of prepayment of Eurocurrency Loans denominated in U.S. Dollars, (y) 4 Business Days prior to any date of prepayment of Eurocurrency Loans denominated in an Alternative Currency, or (z) on the date of prepayment of Base Rate Loans, (or, in each case, such shorter period of time then agreed to by the Administrative Agent), (ii) any prepayment of Base Rate Loans shall be in a principal amount not less than U.S. $1,000,000, (iii) any prepayment of Eurocurrency Loans denominated in U.S. Dollars shall be in a principal amount not less than U.S. $1,000,000, and (iv) any prepayment of Eurocurrency Loans denominated in an Alternative Currency shall be in a principal amount for which the U.S. Dollar Equivalent is not less than U.S. $1,000,000 or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the type(s) of Loans to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans. Any prepayment of a Eurocurrency Loans shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 8.01.

The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that

(i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., in the case of any Swing Line Loans denominated in U.S. Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any AC Swing Line Loan, on the date of the prepayment and (ii) any such prepayment shall be in a minimum principal amount of U.S. $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory. (i) The Borrowers shall, on each date the Total Commitments are reduced pursuant to Section 2.09, prepay the Revolving Loans and Swing Line Loans and, if necessary, Cash Collateralize the L/C Obligations by the amount, if any, necessary to reduce the Total Outstandings to the amount to which the Total Commitments have been so reduced.

(ii) If at any time the Total Outstandings shall be in excess of the Total Commitments then in effect, the Borrowers shall, within three (3) Business Days of such date and without notice or demand, pay over the amount of the excess to the Administrative Agent for the account of the Lenders as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Swing Line Loans then outstanding until payment in full thereof, with any remaining balance to be applied to the Revolving Loans then outstanding until payment in full thereof, with any remaining balance to be held by the Administrative Agent as Cash Collateral for the L/C Obligations, provided that if the U.S. Dollar Equivalent of amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies has increased as a result of fluctuations in the exchange rate applicable to the relevant Alternative Currencies such that the Total Outstandings exceeds the Total Commitments as then in effect, then the Company shall not be obligated to make a prepayment or payover under this clause (ii) unless the amount of Total Outstandings is 105% or more of the Total Commitment (but any such required prepayment or payover shall be in the full amount of any such excess over 100% of the Total Commitments).

(iii) Unless the Borrowers otherwise direct, prepayments of Loans under this Section 2.07(b) in U.S. Dollars shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurocurrency Loans denominated in U.S. Dollars in the order in which their Interest Periods expire and prepayments made in Alternative Currencies under this Section 2.07(b) shall be applied to Borrowings in such Alternative Currency in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.07(b) shall be made by the payment of the principal amount to be prepaid and, in the case of Eurocurrency Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 8.01 hereof. Cash Collateralization of L/C Obligations shall be made in accordance with Section 2.02(g) hereof. The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrowers.

Section 2.08. Payments. (a) Place of Payments. All payments to be made by any Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Borrower hereunder and the other Loan Documents, shall be made by such Borrower to the Administrative Agent by no later than 2:00 p.m. on the due date thereof at the Administrative Agent’s Office (or such other location as the Administrative Agent may designate to such Borrower) or, if such payment is to be made in an Alternative Currency, no later than the Applicable Time at the place of payment at such account with such financial institution as the Administrative Agent has previously specified in a notice to such Borrower for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made (i) in U.S. Dollars, in Same Day Funds at the place of payment, or (ii) in the case of amounts denominated in an Alternative Currency, in such Alternative Currency in such funds then customary for the settlement of international transactions in such currency, in each case without deduction, set off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

(b) Funding by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice given by the Administrative Agent with respect to any amount owing under this Section 2.08 shall be conclusive, absent manifest error.

(c) Application of Payments. Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 7.02 and 7.03 hereof or (y) after written instruction by the Required Lenders after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations by the Administrative Agent or any of the Lenders shall be remitted to the Administrative Agent and distributed as follows:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) due and payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) due and payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or L/C Issuer)) and amounts payable under Section 8.04, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Hedging Liability and Funds Transfer and Deposit Account Liability, ratably among the Lenders, the L/C Issuers and their Affiliates in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the ratable accounts of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Section 2.09. Termination or Reduction of Commitments. The Company shall have the right at any time and from time to time, upon 3 Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Total Commitments in whole or in part, any partial termination to be (i) in an amount equal to U.S. $1,000,000 or such greater amount that is an integral multiple of U.S. $100,000 and (ii) allocated ratably among the Lenders in proportion to their respective Percentages, provided that the Total Commitments may not be reduced to an amount less than the Total Outstandings. Any reduction of the Total Commitments below the L/C Sublimit, the Foreign Sublimit or the Swing Line Sublimit then in effect shall reduce such Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Total Commitments. Any termination of the Total Commitments pursuant to this Section 2.09 may not be reinstated.

Section 2.10. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees in reliance upon the agreements of the Lenders set forth in this Section 2.10, make loans in U.S. Dollars and Alternative Currencies (each such loan, a “Swing Line Loan” and collectively, the “Swing Line Loans”) to the Company from time to time on any Business Day from the Closing Date until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Percentage of the Outstanding Amount of all Revolving Loans and L/C Obligations of the Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Total Commitments then in effect, (ii) the aggregate Outstanding Amount of Revolving Loans of any Lender (other than the Swing Line Lender), plus such Lender’s Percentage of the aggregate Outstanding Amount of L/C Obligations, plus such Lender’s Percentage of the aggregate Outstanding Amount of Swing Line Loans shall not exceed such Lender’s Commitment, (iii) the sum of (x) the aggregate Outstanding Amount of Alternative Currency Loans and Letters of Credit denominated in an Alternative Currency and (y) the aggregate Outstanding Amount of Loans denominated in U.S. Dollars made to Designated Borrower shall not exceed the Foreign Sublimit, and (iv) the aggregate Outstanding Amount of Swing Line Loans shall not exceed the Swing Line

Sublimit and provided, further, that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.10, prepay under Section 2.07, and reborrow under this Section 2.10. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone in the case of any Swing Line Loan to be denominated in U.S. Dollars. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. in the case of any Swing Line Loans denominated in U.S. Dollars, and not later than the Applicable Time, in the case of any AC Swing Line Loan, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of U.S. $250,000 or (in the case of a Swing Line Loan in U.S. Dollars) such greater amount that is an integral multiple of U.S. $100,000, (ii) the currency of the Swing Line Loan to be borrowed and (iii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m., in the case of any Swing Line Loans denominated in U.S. Dollars, and such other time as may be specified from time to time by the Administrative Agent in the case of any AC Swing Line Loans, on the date of the proposed Borrowing (1) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.10(a), or (2) that one or more of the applicable conditions specified in Article 3 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m., in the case of any Swing Line Loans denominated in U.S. Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any AC Swing Line Loan, on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at such account with such financial institution as the Swing Line Lender, the Administrative Agent and the Company have previously agreed, in

Same Day Funds (in the case of U.S. Dollars) or in such funds as are then customary for the settlement of international transactions in such currency (in the case of an Alternative Currency).

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Percentage of the U.S. Dollar Equivalent of the Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Borrowing for purposes hereof) and in accordance with the requirements of Section 2.04, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Total Commitments and the conditions set forth in Section 3.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Percentage of the amount specified in such Notice of Borrowing available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Notice of Borrowing, whereupon, subject to Section 2.10(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.10(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.10(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.10(c) by the time specified in Section 2.10(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.10(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (2) the occurrence or continuance of a Default or Event of Default, or (3) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.10(c) is subject to the conditions set forth in Section 3.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.15 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.10 to refinance such Lender’s Percentage of any Swing Line Loan, interest in respect of such Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Local Currency Swing Line Supplements. The Company and the Swing Line Lender may, with the consent of the Administrative Agent, from time to time enter into one or more Local Currency Swing Line Supplements with respect to the Swing Line Loans in a given Alternative Currency specifying supplemental or alternative procedures from the borrowing and repayment of Swing Line Loans denominated in such currency and the determination and payment of interest thereon. In the event of any inconsistency between the provisions of such a Local Currency Swing Line Supplement and the provisions of this Agreement with respect to a particular Swing Line Loan, the provisions of such Local Currency Swing Line Supplement shall control; provided that no provision of any Local Currency Swing Line Supplement may adversely affect the rights and obligations of the Lenders other than the Swing Line Lender with respect to such Swing Line Loan.

Section 2.11. Evidence of Indebtedness. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to such Note and endorse thereon the date, type (if applicable), amount and maturity of such Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12. Fees. (a) Commitment Fee. The Company shall pay to the Administrative Agent for the ratable account of the Lenders according to their Percentages a commitment fee at the rate per annum equal to the Applicable Margin on the actual daily Unused Commitments. Such commitment fee shall be payable quarterly in arrears on the last Business Day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date, unless the Total Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin then in effect for Eurocurrency Loans times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. Letter of Credit Fees shall be (i) due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date (or, if earlier, the latest expiry date of any Letter of Credit issued hereunder) and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall be increased by 2% per annum in excess of the per annum rate otherwise applicable hereunder.

(c) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate of 0.125% per annum computed on the U.S. Dollar equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date (or, if earlier, the latest expiry date of any Letter of Credit issued hereunder) and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. In addition, the Company shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(d) Basis of Computation. All fees payable pursuant to this Section 2.12 shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 2.13. Hedge Agreements. All Hedge Agreements, if any, between the Company and its Subsidiaries and the Lenders and their Affiliates are independent agreements governed by the written provisions of such Hedge Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Agreement, except as otherwise provided in such Hedge Agreements, and any payoff statement from Administrative Agent relating to this Agreement shall not apply to such Hedge Agreements, except as otherwise expressly provided in such payoff statement.

Section 2.14. Designated Borrowers. (a) The Company may at any time, upon not less than 10 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Foreign Subsidiary of the Company that is a Restricted Subsidiary (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit H (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received (i) 5 Business Days before an Applicant Borrower may become a Borrower under this Agreement, customary “know-your-customer” and similar information or forms as required or otherwise reasonably requested by the Lenders, (ii) each of the items required to be delivered pursuant to Section 3.01(d), (e), (f), (h) and (j) with respect to such new Borrower, each in form, content and scope reasonably satisfactory to the Administrative Agent, and (iii) Notes signed by such new Borrowers to the extent any Lenders so require; provided that an Applicant Borrower may not become a Borrower if a Lender shall have advised the Administrative Agent and the Company in writing that such Lender has determined that it would be illegal under applicable Law for such Lender to make Loans to such Applicant Borrower. Upon receipt of such items, the Administrative Agent shall send a notice in substantially the form of Exhibit I (a “Designated Borrower Notice”) to the Company and the Lenders specifying that the Applicant Borrower constitutes a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no notice of Borrowing may be submitted by or on behalf of such Designated Borrower until the date two Business Days after such effective date.

(b) The Obligations of all Designated Borrowers shall be several in nature.

(c) Each Subsidiary of the Company that becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(d) The Company may from time to time, upon not less than 5 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

Section 2.15. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.11.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.14), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender with respect to any participation in any Swing Line Loan or Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.12(b).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.02 and 2.10, the “Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of

Default exists; (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender and (iii) after giving effect thereto, the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent, the Swing Line Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE 3

CONDITIONS PRECEDENT

Section 3.01. Effectiveness. The effectiveness of the Commitments of the Lenders to make any Credit Extensions hereunder (and the amendment and restatement effected hereby) shall be subject to the condition that the Administrative Agent shall have received the following, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(a) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;

(b) a Note duly executed by the Company in favor of each Lender requesting a Note;

(c) the Guaranty duly executed by each Guarantor;

(d) copies of the Company’s and each Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(e) copies of resolutions of the Company’s and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with incumbency certificates and specimen signatures of the persons authorized to execute such documents on the Company’s and each Guarantor’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(f) copies of the certificates of good standing, or the nearest equivalent in the relevant jurisdiction, for the Company and each Guarantor (dated no earlier than 45 days prior to the date hereof) from the office of the secretary of state or other appropriate governmental department or agency of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(g) a certificate of the Company signed by a Responsible Officer of the Company certifying (i) that the conditions specified in Sections 3.02(a) and (b) have been satisfied, and (ii) that there has been no event or circumstance since December 31, 2010 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(h) a list of the Authorized Representatives;

(i) the fees contemplated by the Fee Letters;

(j) the favorable written opinion of counsel to the Company and each Guarantor, in form and substance reasonably satisfactory to the Administrative Agent; and

(k) evidence reasonably satisfactory to the Administrative Agent, that the Company shall have prepaid not less than U.S. $250,000,000 aggregate principal amount of term loans outstanding under its Term Loan Agreement dated as of March 4, 2011.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 3.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 3.02. All Credit Extensions. The obligation of each Lender to make any Credit Extension shall be subject to the conditions precedent that, at the time of each such Credit Extension:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date with respect to which such representations and warranties shall be true and correct in all material respects as of such earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Extension;

(c) in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 2.04 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application together with any fees called for by Section 2.12 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.12 hereof; and

(d) in the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each request for a Credit Extension shall be deemed to be a representation and warranty by the Company on the date of such Credit Extension as to the facts specified in subsections (a) through (c), both inclusive, of this Section.

ARTICLE 4

THE GUARANTIES

Section 4.01. Guaranties. The payment and performance of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall at all times be guaranteed by each Material Subsidiary (other than Cleveland Cliffs International Holding Company), and the Hedging Liability and Funds Transfer and Deposit Account Liability of Subsidiaries of the Company shall at all times be guaranteed by the Company, in each case pursuant to one or more guaranty agreements in form and substance reasonably acceptable to the Administrative Agent (as the same may be amended, modified or supplemented from time to time, individually a “Guaranty” and collectively the “Guaranties”); provided, however, notwithstanding the foregoing, no such guaranty will be required by a Material Subsidiary if doing so could have a material adverse effect on the Company’s or the Material Subsidiary’s income tax liability. The Company agrees to be bound, in all applicable respects, by the form of Guaranty attached hereto as Exhibit G, as fully as if the Company was a signatory to such Guaranty.

Section 4.02. Further Assurances. In the event the Company or any Restricted Subsidiary forms or acquires any other Restricted Subsidiary that is a Material Subsidiary after the date hereof, the Company shall, in accordance with this Section 4.02, promptly upon such formation or acquisition cause such newly formed or acquired Restricted Subsidiary to execute a Guaranty, as the Administrative Agent may then require, and the Company shall also deliver to the Administrative Agent, or cause such Restricted Subsidiary to deliver to the Administrative Agent, at the Company’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith; provided, however, notwithstanding the foregoing, no such guaranty will be required by a Material Subsidiary if doing so could have a material adverse effect on the Company’s or the Material Subsidiary’s income tax liability.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to each Lender and the Administrative Agent, and agrees, that:

Section 5.01. Organization and Qualification. The Company and each of its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing (or, in each case, the foreign equivalent, if applicable) under the Laws of the jurisdiction of its organization, (b) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage and (c) is duly qualified and in good standing (or, in each case, the foreign equivalent, if applicable) in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authority and Enforceability. The Company and each Designated Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Company, by each Designated Borrower and by each Guarantor have been duly authorized, executed, and delivered by such Person and constitute legal, valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at Law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Company or any Restricted Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of Law or any judgment, injunction, order or decree binding upon the Company or any Restricted Subsidiary or any provision of the organizational documents (e.g., charter, articles of incorporation or by laws, articles of association or operating agreement, partnership agreement or other similar document) of the Company or any Restricted Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Company or any Restricted Subsidiary or any of its Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of the Company or any Restricted Subsidiary.

Section 5.03. Financial Reports. The audited consolidated financial statements of the Company and its Restricted Subsidiaries as at December 31, 2010, and the unaudited interim consolidated financial statements of the Company and its Restricted Subsidiaries as at June 30, 2011, for the 6 months then ended, heretofore furnished to the Administrative Agent, fairly and adequately present, in all material respects, the consolidated financial condition of the Company and its Restricted Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Except as set forth on Schedule 5.3, neither the Company nor any Restricted Subsidiary has contingent liabilities or judgments, orders or injunctions against it that are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 6.01 hereof.

Section 5.04. No Material Adverse Change. Since December 31, 2010, there has been no change in the condition (financial or otherwise) of the Company and its Restricted Subsidiaries except those occurring in the ordinary course of business, none of which in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.05. Litigation and Other Controversies. Except as set forth on Schedule 5.5, there is no litigation, arbitration or governmental proceeding pending or, to the knowledge of the Company and its Restricted Subsidiaries, threatened against the Company or any of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

Section 5.06. True and Complete Disclosure. All information furnished by or on behalf of the Company or any of its Restricted Subsidiaries in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein, is true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not materially misleading in light of the circumstances under which such information was provided; provided that to the extent any such information was based upon or constitutes a forecast or projection, the Company represents only that it acted in good faith and utilized assumptions reasonable at the time made and due care in the preparation of such information, report, financial statement, exhibit or schedule.

Section 5.07. Use of Proceeds; Margin Stock. (a) All proceeds of Loans shall be used by the Company to refinance certain existing indebtedness and for working capital purposes and other general corporate purposes (including the funding of Permitted Acquisitions) of the Company and its Restricted Subsidiaries. No part of the proceeds of any Loan or other extension of credit hereunder will be used by the Company or any Restricted Subsidiary thereof to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations. Margin Stock (as defined above) constitutes less than 25% of the value of those assets of the Company and its Restricted Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder.

Section 5.08. Taxes. All material tax returns required to be filed by the Company or any Restricted Subsidiary in any jurisdiction have, in fact, been filed, and all material taxes, assessments, fees, and other governmental charges upon the Company or any Restricted Subsidiary or upon any of their Property, income or franchises, which are shown to be due and payable in such returns, have been paid except to the extent that the Company or any Restricted Subsidiary is contesting the same in good faith. The Company does not know of any proposed additional material tax assessment against it or its Restricted Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Company and its Restricted Subsidiaries have been made for all open years, and for the current fiscal period.

Section 5.09. ERISA. The Company and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and, other than a liability for premiums under Section 4007 of ERISA, does not owe any liability to the PBGC or a Plan under Title IV of ERISA, except any such matters as could not reasonably be expected, in the aggregate, to have a Material Adverse Effect. As of the date hereof, neither the

Company nor any Restricted Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA except such liabilities as could not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

Section 5.10. Subsidiaries. (a) Restricted Subsidiaries. Schedule 5.10(a) correctly sets forth, as of the Closing Date, each Restricted Subsidiary of the Company, its respective jurisdiction of organization and the percentage ownership (direct and indirect) of the Company in each class of capital stock or other equity interests of each of its Restricted Subsidiaries and also identifies the direct owner thereof.

(b) Unrestricted Subsidiaries. Schedule 5.10(b) correctly sets forth, as of the Closing Date, each Unrestricted Subsidiary of the Company, its respective jurisdiction of organization and the percentage ownership (direct and indirect) of the Company in each class of capital stock or other equity interests of each of its Unrestricted Subsidiaries and also identifies the direct owner thereof.

Section 5.11. Compliance with Laws. The Company and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any Governmental Authority, or any subdivision thereof, in respect of the conduct of their businesses and the ownership of their property, except such noncompliances as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.12. Environmental Matters. Except as disclosed in the Company’s most recent Form 10-K or Form 10-Q filed with the SEC on or prior to the Closing Date or for any matters that could not reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, (b) there are no pending or, to the best knowledge of the Company and its Subsidiaries after due inquiry, threatened Environmental Claims, including any such claims for liabilities under CERCLA relating to the disposal of Hazardous Materials, against the Company or any of its Subsidiaries or any real property, including leaseholds, owned or operated by the Company or any of its Subsidiaries, (c) there are no facts, circumstances, conditions or occurrences on any real property, including leaseholds, owned or operated by the Company or any of its Subsidiaries that, to the best knowledge of the Company and its Subsidiaries after due inquiry, could reasonably be expected (i) to form the basis of an Environmental Claim against, or result in liability under any Environmental Law to, the Company or any of its Subsidiaries or any such real property, or (ii) to cause any such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property by the Company or any of its Subsidiaries under any applicable Environmental Law, and (d) Hazardous Materials have not been Released on or from any real property, including leaseholds, owned or operated by the Company or any of its Restricted Subsidiaries.

Section 5.13. Investment Company. Neither the Company nor any Restricted Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.14. Intellectual Property. The Company and each of its Restricted Subsidiaries owns all the patents, trademarks, permits, service marks, trade names, copyrights, franchises and formulas, or rights with respect to the foregoing, or each has obtained licenses of all other rights of whatever nature necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Effect.

Section 5.15. Good Title. The Company and its Restricted Subsidiaries have good and marketable title, or valid leasehold interests, to their assets as reflected on the Company’s most recent consolidated balance sheet provided to the Administrative Agent, except for sales of assets in the ordinary course of business, subject to no Liens, other than Permitted Liens.

Section 5.16. Labor Relations. Neither the Company nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is no strike, labor dispute, slowdown or stoppage pending against the Company or any of its Restricted Subsidiaries or, to the best knowledge of the Company and its Restricted Subsidiaries, threatened against the Company or any of its Restricted Subsidiaries, except such as could not reasonably be expected to have a Material Adverse Effect.

Section 5.17. Capitalization. Except as disclosed on Schedule 5.17, as of the Closing Date, all outstanding equity interests of the Company and each Restricted Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable, and there are no outstanding commitments or other obligations of the Company or any Restricted Subsidiary to issue, and no rights of any Person to acquire, any equity interests in the Company or any Restricted Subsidiary.

Section 5.18. Other Agreements. Neither the Company nor any Restricted Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Company, any Restricted Subsidiary or any of their Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 5.19. Governmental Authority and Licensing. The Company and its Restricted Subsidiaries have received all licenses, permits, and approvals of all Governmental Authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding with respect to any such licenses, permits and approvals that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect is pending or, to the knowledge of the Company and its Restricted Subsidiaries, threatened.

Section 5.20. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Company or any Restricted Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 5.21. Affiliate Transactions. Except in connection with any Investment permitted hereunder or as set forth in Schedule 5.21 hereof, neither the Company nor any Restricted Subsidiary is a party to any contract or agreement with any of its Affiliates (other than any contract or agreement between the Company and any Domestic Subsidiary which is a Guarantor or between any Domestic Subsidiary which is a Guarantor and any other Domestic Subsidiary which is a Guarantor) on terms and conditions which are less favorable, taken as a whole, to the Company or such Restricted Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 5.22. Solvency. The Company and its Restricted Subsidiaries are solvent, able to pay their debts as they become due,

and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 5.23. Foreign Assets Control Regulations and Anti-Money Laundering. (a) OFAC. Neither the Company nor any of its Restricted Subsidiaries is (i) a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) a person who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b) Patriot Act. The Company and its Restricted Subsidiaries are in compliance, in all material respects, with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as Amended.

Section 5.24. No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

ARTICLE 6

COVENANTS

The Company covenants and agrees that, so long as any Loans or Letters of Credit are available to any Borrower hereunder and until all Obligations are paid in full:

Section 6.01. Information Covenants. The Company will furnish to the Administrative Agent, with sufficient copies for each Lender:

(a) Quarterly Statements. Within 60 days after the close of each quarterly accounting period in each fiscal year of the Company, a consolidated balance sheet as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be in reasonable detail, prepared by the Company in accordance with GAAP, and certified by the chief financial officer or other officer of the Company acceptable to the Administrative Agent that they fairly present in all material respects in accordance with GAAP the financial condition of the Company and its Restricted Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year end audit adjustments and the absence of footnotes. Any items required to be delivered pursuant to this Section need not to be separately delivered to the Administrative Agent if such items are publicly available through the SEC; provided that such items are filed with the SEC within the time allotted in this Section and, with respect to each such item other than a Form 10-K or a Form 10-Q, the Company furnishes to the Administrative Agent within the time allotted in this Section a written or electronic notice of such filing.

(b) Annual Statements. Within 90 days after the close of each fiscal year of the Company, a consolidated balance sheet as of the last day of the fiscal year then ended and the related consolidated statements of income and retained earnings and of cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion (as to scope and going concern) of a firm of independent public accountants of recognized national standing, selected by the Company and acceptable to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Company and its Restricted Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards. Any items required to be delivered pursuant to this Section need not to be separately delivered to the Administrative Agent if such items are publicly available through the SEC; provided that such items are filed with the SEC within the time allotted in this Section and, with respect to each such item other than a Form 10-K or a Form 10-Q, the Company furnishes to the Administrative Agent within the time allotted in this Section a written or electronic notice of such filing.

(c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 6.01(a) and (b), except for financial statements delivered pursuant to Section 6.01(a) with respect to a fiscal quarter that ends on the same date as the end of the Company’s fiscal year, a certificate of the chief financial officer or other officer of the Company acceptable to Administrative Agent in the form of Exhibit E (w) stating no Default or Event of Default has occurred during the period covered by such statements or, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Company is taking with respect to such Default or Event of Default, (x) confirming that the representations and warranties stated in Article 5 remain true and correct in all material respects (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), (y) showing the Company’s compliance with the covenants set forth in Section 6.18 hereof and (z) showing a reconciliation (in form, substance and scope satisfactory to the Administrative Agent) of the financial statements delivered pursuant to Section 6.01(a) and (b), as applicable, with the calculation of financial covenants set forth in Section 6.18 hereof.

(d) Notice of Default or Litigation. Promptly, and in any event within five Business Days after any Responsible Officer obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any other event which could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto, and (ii) the commencement of, or threat of, or any significant development in, any litigation, labor controversy, arbitration, governmental proceeding or investigation pending against the Company or any of its Restricted Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(e) Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other material information, certificates, reports, statements and completed forms, if any, which the Company or any of its Restricted Subsidiaries (x) has filed with the Securities and Exchange Commission or any governmental agencies substituted therefor (the “SEC”) or any comparable agency outside of the United States or (y) has furnished to the shareholders or other security holders of the Company or any of its Restricted Subsidiaries that is a public issuer. Any items required to be delivered pursuant to this Section need not to be separately delivered to the Administrative Agent if such items are publicly available through the SEC; provided that such items are filed with the SEC within the time allotted in this Section and, with respect to each such item other than a Form 10-K or a Form 10-Q, the Company furnishes to the Administrative Agent within the time allotted in this Section a written or electronic notice of such filing.

(f) Environmental Matters. Promptly upon, and in any event within five Business Days after any Responsible Officer obtains knowledge thereof, notice of one or more of the following environmental matters which individually, or in the aggregate, may reasonably be expected to have a Material Adverse

Effect: (i) any notice of Environmental Claim against the Company or any of its Subsidiaries or any real property, including leaseholds, owned or operated by the Company or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any real property, including leaseholds, owned or operated by the Company or any of its Subsidiaries that (a) results in noncompliance by the Company or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against, or result in liability under any Environmental Law to, the Company or any of its Subsidiaries or any such real property; (iii) any condition or occurrence on any real property, including leaseholds, owned or operated by the Company or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Company or any of its Subsidiaries of such real property under any Environmental Law; and (iv) any removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material on any real property, including leaseholds, owned or operated by the Company or any of its Subsidiaries as required by any Environmental Law or any Governmental Authority. All such notices shall describe in reasonable detail the nature of the Environmental Claim, condition or occurrence or removal or remedial action to be undertaken by the Company or such Subsidiary.

(g) Other Information. From time to time, such other information or documents (financial or otherwise) relating to the Company or its Restricted Subsidiaries as the Administrative Agent or any Lender may reasonably request.

The Company hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC”, the Company shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Company Materials as not containing any material non-public information with respect to the Company or its respective securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 10.16); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall treat any Company Materials that are not marked “PUBLIC” as not being suitable for posting on a portion of the Platform designated “Public Investor”.

Section 6.02. Inspections. The Company will, and will cause each of its Restricted Subsidiaries to, permit officers, representatives and agents of the Administrative Agent or any Lender, to visit and inspect any Property of the Company or such Restricted Subsidiary, and to examine the books of account of the Company or such Restricted Subsidiary and discuss the affairs, finances and accounts of the Company or such Restricted Subsidiary with its and their officers and independent accountants, all at such reasonable times upon reasonable advance notice as the Administrative Agent or any Lender may request; provided, however, that prior to the occurrence and continuance of an Event of Default, such visitations and inspections shall be no more frequent than once per fiscal year and shall be at the sole cost and expense of the Administrative Agent or such Lender.

Section 6.03. Maintenance of Property, Insurance, Environmental Matters, Etc. (a) The Company will, and will cause each of its Restricted Subsidiaries to, (i) keep its operating property, plant and equipment in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto so that at all times such property, plant and equipment are reasonably preserved and maintained and (ii) maintain in full force and effect with financially sound and reputable insurance companies insurance which provides substantially the same (or greater) coverage and against at least such risks as is in accordance with industry practice for operating plant and equipment, and shall furnish to the Administrative Agent upon request full information as to the insurance so carried.

(b) Without limiting the generality of Section 6.03(a), the Company and its Restricted Subsidiaries, except to the extent that the aggregate effect of their failures to do so could not reasonably be expected to have a Material Adverse Effect: (i) shall comply with, and maintain all real property in compliance with, any applicable Environmental Laws; (ii) shall obtain and maintain in full force and effect all governmental approvals required for its operations at or on its properties by any applicable Environmental Laws; (iii) shall cure as soon as reasonably practicable any violation of applicable Environmental Laws with respect to any of its properties; (iv) shall not, and shall not permit any other Person to, own or operate on any of its properties any unauthorized landfill or dump or hazardous waste treatment, storage or disposal facility as defined pursuant to the RCRA, or any comparable state, provincial or territorial law, or any comparable law of any other jurisdiction; and (v) shall not use, generate, transport, treat, store, release or dispose of Hazardous Materials at or on any of the real property except in the ordinary course of its business and in compliance with all Environmental Laws. With respect to any Release of Hazardous Materials, the Company and its Restricted Subsidiaries shall conduct any necessary or required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other response action necessary to remove, cleanup or abate any material quantity of Hazardous Materials released at or on any of its properties as required by any applicable Environmental Law.

Section 6.04. Preservation of Existence. The Company will, and will cause each of its Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business, licenses, patents, trademarks, copyrights and other proprietary rights; provided, however, that nothing in this Section 6.04 shall prevent, to the extent permitted by Section 6.15, sales of assets by the Company or any of its Restricted Subsidiaries, the dissolution or liquidation of any Restricted Subsidiary of the Company, or the merger or consolidation between or among the Restricted Subsidiaries of the Company or any other transaction not expressly prohibited hereunder.

Section 6.05. Compliance with Laws. The Company shall, and shall cause each Restricted Subsidiary to, comply in all respects with the requirements of all Laws applicable to its property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property other than a Permitted Lien.

Section 6.06. ERISA. The Company shall, and shall cause each of its Restricted Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to have a Material Adverse Effect. The Company shall, and shall cause each of its Restricted Subsidiaries to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan provided such occurrence could reasonably be expected to have a Material Adverse Effect, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor provided such termination or appointment could reasonably be expected to have a Material Adverse Effect, (c) its intention to terminate or withdraw from any Plan for which the reporting requirements are not waived provided such termination or withdrawal could reasonably be expected to have a Material Adverse Effect, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Company or any of its Restricted Subsidiaries of any material liability, fine or penalty, or any increase in the contingent liability of the Company or any of its Restricted Subsidiaries with respect to any post-retirement Welfare Plan benefit provided such liability, fine or penalty or increase in contingent liability could reasonably be expected to have a Material Adverse Effect.

Section 6.07. Payment of Taxes. The Company will, and will cause each of its Restricted Subsidiaries to, pay and discharge, all taxes, assessments, fees and other governmental charges imposed upon it or any of its Property, before becoming delinquent and before any penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by proper proceedings and as to which appropriate reserves are provided therefor, unless and until any Lien resulting therefrom attaches to any of its Property.

Section 6.08. Books and Records. The Company will, and will cause each of its Restricted Subsidiaries to (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP or in the case of any Foreign Subsidiary, GAAP as in effect in any applicable local jurisdiction, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Restricted Subsidiary, as the case may be.

Section 6.09. Contracts with Affiliates. Except in connection with any Investment permitted hereunder or as set forth in Schedule 5.21, the Company shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than any arrangement between the Company and any Domestic Subsidiary which is a Guarantor or between any Domestic Subsidiary which is a Guarantor and any other Domestic Subsidiary which is a Guarantor) on terms and conditions which are less favorable to the Company or such Restricted Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 6.10. No Changes in Fiscal Year. The Company shall not change its fiscal year from its present basis.

Section 6.11. Change in the Nature of Business. The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any business or activity if as a result the general nature of the business of the Company or any Restricted Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date; provided, however, that the foregoing shall not prevent the acquisition by the Company or any of its Restricted Subsidiaries of, or the entry into, any line of business that is related or complementary to the business in which they are engaged on the Closing Date. Notwithstanding anything to the contrary herein, the Company shall not permit Cleveland-Cliffs International Holding Company to (a) own any assets other than equity interests in Foreign Subsidiaries, (b) construct, create, incur, assume or suffer to exist any Indebtedness (other than as permitted pursuant to Section 6.12(b)), and (c) create, incur or suffer to exist any Lien created for the purpose of securing Indebtedness.

Section 6.12. Indebtedness. The Company will not, nor will it permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of the Company and its Restricted Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);

(b) intercompany Indebtedness among the Company and its Restricted Subsidiaries to the extent permitted by Section 6.15;

(c)(i) purchase money Indebtedness of the Company and its Restricted Subsidiaries, including any such Indebtedness assumed in connection with a Permitted Acquisition, (ii) Capitalized Lease Obligations of the Company and its Restricted Subsidiaries, including any such obligations assumed in connection with a Permitted Acquisition, and (iii) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets (“Project Indebtedness”), including any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on such assets before the acquisition thereof, and any refinancings of any such Project Indebtedness; provided that, with respect to Project Indebtedness permitted by clause (iii) of this Section, (w) such Project Indebtedness is initially incurred before or within 180 days after such acquisition or the completion of such construction or improvement, (x) such Project Indebtedness shall be secured only by the Property acquired, constructed or improved in connection with the incurrence of such Project Indebtedness, (y) with respect to such Project Indebtedness assumed in connection with a Permitted Acquisition, the amount of such Project Indebtedness shall not exceed 100% of the Total Consideration paid in connection with such Permitted Acquisition and (z) with respect to Project Indebtedness incurred to finance the acquisition of any fixed or capital assets, such Project Indebtedness shall constitute not more than 100% of the aggregate consideration paid with respect to such Property;

(d) customer advances for prepayment of ore sales;

(e) Indebtedness (i) in respect of any Permitted Securitization Financing and (ii) under the Portman Limited Facility, not to exceed U.S. $500,000,000 in the aggregate at any time;

(f) Other Hedging Liability to any Person, in all cases incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness in respect of bid, performance, surety, reclamation or other similar bonds or guaranties in the ordinary course of business, or any similar financial assurance obligations under Environmental Laws or worker’s compensation Laws or with respect to self insurance obligations, including guarantees or obligations with respect to letters of credit supporting such obligations (in each case other than for an obligation for money borrowed);

(h) Contingent Obligations in respect of Indebtedness otherwise permitted under this Section 6.12;

(i) Indebtedness incurred in connection with any sale/leaseback transaction;

(j) Indebtedness of Non-Guarantor Subsidiaries not otherwise permitted by this Section; provided that the aggregate amount at any time outstanding of all such Indebtedness plus Indebtedness of the Company and all Restricted Subsidiaries secured by Liens shall not exceed 10% of consolidated total assets of the Company and its Restricted Subsidiaries as measured as of the end of the most recently completed fiscal quarter prior to the incurrence of such Indebtedness; and

(k) unsecured Indebtedness of the Company and the Guarantors not otherwise permitted by this Section.

Section 6.13. Liens. The Company will not, nor will it permit any of its Restricted Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below, the “Permitted Liens”):

(a) Standard Permitted Liens;

(b) Liens on Property of the Company or any Restricted Subsidiary created solely for the purpose of securing Indebtedness permitted by Section 6.12(c) hereof, representing or incurred to finance such Property, provided that, with respect to Indebtedness described in clauses (i) and (ii) of such Section, no such Lien shall extend to or cover other Property of the Company or such Restricted Subsidiary other than the respective Property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(c) any Lien in existence on the Closing Date and set forth on Schedule 6.13, any continuation or extension thereof or any Lien granted as a replacement or substitute therefor; provided that any such continued, extended, replacement or substitute Lien (i) except as permitted by Section 6.12, does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date, and (ii) does not encumber any Property other than the Property subject thereto on the Closing Date and any products or proceeds thereof to the extent covered by such Lien;

(d) Liens in favor of the Administrative Agent on cash collateral provided pursuant to Section 2.02(g);

(e) Liens on Property of the Company or any Restricted Subsidiary created solely for the purpose of securing Indebtedness permitted by Section 6.12(i); provided that any such Liens attach only to the Property being leased or acquired pursuant to such Indebtedness and do not encumber any other Property (other than any products or proceeds thereof to the extent covered by such Liens);

(f) Liens solely on any cash earnest money deposits in connection with any letter of intent or purchase agreement entered into in connection with a Permitted Acquisition;

(g) Liens on cash or Cash Equivalents securing reimbursement obligations with respect to any standby letter of credit entered into in the ordinary course of business;

(h) Liens solely on the assets of the Cliffs Sonoma Entities in favor of the Cliffs Sonoma Entities’ joint venture partners in Sonoma; provided, that such Liens shall secure only amounts owed by Sonoma and the Cliffs Sonoma Entities to such joint venture partners;

(i) Liens incurred in connection with a Permitted Securitization Financing;

(j) other Liens with respect to obligations that do not in the aggregate exceed U.S. $50,000,000 at any time outstanding; and

(k) Liens securing Indebtedness; provided that the aggregate amount of such secured Indebtedness at any time outstanding plus the Indebtedness of Non-Guarantor Subsidiaries under Section 6.12(j), without duplication, shall not exceed 10% of consolidated total assets of the Company and its Restricted Subsidiaries as measured as of the end of the most recently completed fiscal quarter prior to the incurrence of such Indebtedness.

Section 6.14. Consolidation, Merger, Sale of Assets, etc. The Company will not, nor will it permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or agree to any merger, amalgamation or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its operating properties, including any disposition as part of any sale leaseback transactions except that this Section shall not prevent:

(a) the sale and lease of inventory in the ordinary course of business;

(b) the sale, transfer or other disposition of any tangible personal property that, in the reasonable judgment of the Company or its Restricted Subsidiaries, has become uneconomic, obsolete or worn out;

(c) the sale, transfer, lease, or other disposition of Property of the Company and its Wholly Owned Subsidiaries which are Restricted Subsidiaries to one another;

(d) the merger of any Wholly-Owned Subsidiary with and into the Company or any other Wholly-Owned Subsidiary, provided that, (i) in the case of any merger involving the Company, the Company is the legal entity surviving the merger and (ii) in the case of any merger involving a Domestic Subsidiary which is a Restricted Subsidiary and a Foreign Subsidiary which is a Restricted Subsidiary, such Domestic Subsidiary is the legal entity surviving the merger (provided, that in the case of a merger, amalgamation or consolidation between 7261489 Canada Inc. or Wabush Resources Inc. and Wabush Iron Co. Limited, either 7261489 Canada Inc. or Wabush Resources Inc. may be the surviving entity);

(e) the sale, transfer, lease, or other disposition of Property of the Company or any Restricted Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Company and its Restricted Subsidiaries not more than U.S. $100,000,000 during any fiscal year of the Company;

(f) the sale of the assets or the common stock of either Cliffs Erie or Golden West Resources Ltd.;

(g) the sale of all of the stock of or all or substantially all of the assets of Cliffs Synfuel Corp.;

(h) any Restricted Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to result in a Material Adverse Effect;

(i) licenses or leases of real or personal property in the ordinary course of business so long as such licenses or leases do not individually or in the aggregate interfere in any material respect with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;

(j) licenses, sublicenses or similar transactions of intellectual property in the ordinary course of business so long as such licenses or sublicenses or similar transactions do not individually or in the aggregate interfere in any material respect with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;

(k) the sale or other disposition of those Investments permitted by clauses (f), (l) and (p) of the definition of Restricted Investments;

(l) any merger or consolidation of the Company or any Restricted Subsidiary in connection with a Permitted Acquisition, provided that (i) subject to the following clause (ii), in the case of any merger involving any Wholly Owned Subsidiary which is a Restricted Subsidiary, such Wholly Owned Subsidiary is the legal entity surviving the merger, (ii) in the case of any merger involving the Company, the Company is the legal entity surviving the merger, and (iii) in the case of any merger involving a Foreign Subsidiary which is a Restricted Subsidiary and a Domestic Subsidiary which is a Restricted Subsidiary, such Domestic Subsidiary is the legal entity surviving the merger; and

(m) the sale, transfer, lease, or other disposition of Property of the Company or any Restricted Subsidiary, in any single transaction or series of related transactions, which are not sales, transfers, leases, or disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole; provided that the Company shall be in pro forma compliance with Section 6.18 hereof and in the case of any sale, lease, transfer or other disposition in excess of U.S. $100,000,000 shall deliver to the Administrative Agent at least 3 Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to any such transaction a certificate confirming such pro forma compliance with Section 6.18.

Section 6.15. Restricted Investments Prohibited. The Company will not, nor will it permit any of its Restricted Subsidiaries to, have, make or authorize any Restricted Investments.

Section 6.16. Dividends and Certain Other Restricted Payments. After the occurrence and during the continuation of a Default or an Event of Default, the Company shall not, nor shall it permit any of its Restricted Subsidiaries to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than a dividend payable solely in stock or other equity interests) or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same; provided, however, that the foregoing shall not operate to prevent the making of dividends or distributions (i) by any Restricted Subsidiary of the Company to its parent corporation or (ii) previously declared by the Company if at the declaration date such payment was permitted by the foregoing.

Section 6.17. OFAC. The Company will not, nor will it permit any of its Restricted Subsidiaries to, (a) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (b) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, or (c) otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 6.18. Financial Covenants. (a) Maximum Ratio of Total Funded Debt to EBITDA. The Company shall not, as of the last day of each fiscal quarter of the Company, permit the Leverage Ratio to be more than 3.50 to 1.00, provided, however, that if at the date of determination any of the 2013 PP Notes remain outstanding, then the Company shall not, as of the last day of each fiscal quarter of the Company, permit the Leverage Ratio to be more than 3.25 to 1.00; provided further, however, that the Leverage Ratio may exceed 3.25 to 1.00 as of the last day of any fiscal quarter during a Transition Period if such Leverage Ratio exceeded 3.25 to 1.00 as a result of the Company or any Restricted Subsidiary creating, assuming, incurring, guaranteeing or otherwise becoming liable in respect of Acquisition

Indebtedness, so long as the Leverage Ratio as of such date during any Transition Period shall not exceed 3.50 to 1.00.

(b) Minimum Interest Coverage Ratio. The Company shall not, as of the last day of each fiscal quarter of the Company, permit the Interest Coverage Ratio at such time to be less than 2.50 to 1.00.

Section 6.19. Limitation on Assets and Operations of Cliffs Sonoma Entities. The Company shall not permit the Cliffs Sonoma Entities to own any assets other than in connection with Sonoma and any other assets necessary or incidental thereto, and the Company shall not permit the Cliffs Sonoma Entities to engage in any business or activity other than in connection with Sonoma and any other activities necessary or incidental thereto.

ARTICLE 7

EVENTS OF DEFAULT AND REMEDIES

Section 7.01. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of (i) all or any part of the principal of or (ii) interest on any Loan or any other Obligation payable hereunder or under any other Loan Document which in the case of this clause (ii) is not paid within 5 Business Days;

(b) default in the observance or performance of any covenant set forth in Sections 6.04, 6.12, 6.13, 6.14, 6.15, 6.17 or 6.18 hereof;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer or (ii) written notice thereof is given to the Company by the Administrative Agent;

(d) any representation or warranty made by the Company or any of its Restricted Subsidiaries herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any Loan or Letter of Credit made or issued hereunder, proves untrue in any material respect as of the date of the issuance or making thereof;

(e) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or the Company or any of its Restricted Subsidiaries takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder that is not permitted hereunder;

(f) default shall occur under (i) any Indebtedness of the Company or any of its Restricted Subsidiaries aggregating in excess of U.S. $75,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise) or (ii) any Hedge Agreement of the Company or any Restricted Subsidiary with any Lender or any Affiliate of a Lender;

(g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Company or any of its Restricted Subsidiaries, or against any of its Property, in an aggregate amount in excess of U.S. $75,000,000 (except to the extent fully (excluding any deductibles or self-insured retention) covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(h) the Company or any of its Restricted Subsidiaries, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of U.S. $25,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of U.S. $25,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Company or any of its Restricted Subsidiaries, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Company or any of its Restricted Subsidiaries, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control shall occur;

(j) the Company or any of its Restricted Subsidiaries shall (i) have entered involuntarily against it an order (or the filing of a notice of intention in respect of a case or proceeding in respect thereof) for relief under any Debtor Relief Law, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, interim receiver, receiver and manager, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under any Debtor Relief Law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Debtor Relief Law or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 7.01(k) hereof; or

(k) a custodian, receiver, interim receiver, receiver and manager, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Restricted Subsidiaries, or any substantial part of any of its Property, or a proceeding described in Section 7.01(j)(v) shall be instituted against the Company or any of its Restricted Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 7.02. Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) or (k) of Section 7.01 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Company: (a) if so directed by or with the consent of the Required Lenders, terminate the Commitments and any obligation of the L/C Issuers to make L/C Credit Extensions and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Company immediately Cash Collateralize the aggregate amount of L/C Obligations then outstanding, and the Company agrees to immediately provide such Cash Collateral and acknowledges and agrees that the Lenders would not have an adequate remedy at Law for failure by the Company to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Company to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the

Company pursuant to Section 7.01(c) or this Section 7.02, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.03. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 7.01 hereof has occurred and is continuing, then all outstanding Loans shall immediately and automatically become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind which are hereby waived by the Borrowers, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately and automatically terminate, the Commitments shall immediately and automatically terminate, the obligation to issue Letters of Credit shall immediately and automatically terminate, and the Company shall immediately Cash Collateralize the aggregate amount of L/C Obligations then outstanding, the Company acknowledging and agreeing that the Lenders would not have an adequate remedy at Law for failure by the Company to do so and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Company to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 7.04. Notice of Default. The Administrative Agent shall give notice to the Company under Section 7.01(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 7.05. Expenses. The Company agrees to pay to the Administrative Agent and each Lender, and any other holder of any Loans outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent and such Lender or any such holder, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under any Debtor Relief Law involving the Company or any of its Restricted Subsidiaries as a debtor thereunder).

ARTICLE 8

CHANGE IN CIRCUMSTANCES AND CONTINGENCIES

Section 8.01. Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re employment of deposits or other funds acquired by such Lender to fund or maintain any Eurocurrency Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender or by reason of breakage of interest rate swap agreements or the liquidation of other hedging contracts or agreements) as a result of:

(a) any payment, prepayment or conversion of a Eurocurrency Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Article 3 or otherwise) by a Borrower to borrow or continue a Eurocurrency Loan, or to convert a Base Rate Loan into a Eurocurrency Loan, on the date specified in a notice given pursuant to Section 2.04(a) hereof,

(c) any failure by a Borrower to make any payment of principal on any Eurocurrency Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Eurocurrency Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive absent manifest error.

Unless otherwise agreed to by any Lender, for purposes of calculating amounts payable by the Borrower to such Lender under this Section 8.01, such Lender shall be deemed to have funded each Eurocurrency Loan made by it at rate equal to LIBOR for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded.

Section 8.02. Illegality. If any Lender determines that any Law has made it unlawful for any Lender or its applicable Lending

Office to make, maintain or fund Eurocurrency Loans (whether denominated in U.S. Dollars or an Alternative Currency), or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, U.S. Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Loans in the affected currency or currencies or, in the case of Eurocurrency Loans in U.S. Dollars, to convert Base Rate Loans to Eurocurrency Loans, shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in U.S. Dollars, convert all such Eurocurrency Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans. Upon any such prepayment or conversion, each Borrower shall also pay accrued interest on the amount of Loans so prepaid or converted.

Section 8.03. Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Loan or a conversion to or continuation thereof that (a) deposits (whether in U.S. Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Loan, (b) adequate and reasonable means do not exist for determining LIBOR for any requested Interest Period with respect to a proposed Eurocurrency Loan (whether denominated in U.S. Dollars or an Alternative Currency), or (c) LIBOR for any requested Interest Period with respect to a proposed Eurocurrency Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company (on behalf of the relevant Borrowers) may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 8.04. Increased Costs; Reserves on Eurocurrency Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (1) any reserve requirement contemplated by Section 8.04(e) and (2) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or L/C Issuer;

(ii) subject any Lender or L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender or L/C Issuer in respect thereof (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Lending Office is located); provided that this Section shall not apply to any Indemnified Taxes or Other Taxes covered by the provisions of Section 10.01(a);

(iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Loans or AC Swing Line Loans; or

(iv) impose on any Lender or L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans or AC Swing Line Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or AC Swing Line Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount), in each case by an amount deemed by such Lender or L/C Issuer to be material, then, upon request of such Lender or L/C Issuer, the Company will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Company shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Loan and AC Swing Line Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Loans or AC Swing Line Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 15 days prior to the relevant interest payment date, such additional interest or costs shall be due and payable 15 days from receipt of such notice.

Section 8.05. Substitution of Lenders. Upon the receipt by the Company of (a) a claim from any Lender for compensation under Section 8.04 or 10.01 hereof, (b) notice by any Lender to the Company of any illegality pursuant to Section 8.02 hereof or (c) in the event any Lender is a Defaulting Lender (any such Lender referred to in clause (a), (b) or (c) above being hereinafter referred to as an “Affected Lender”), the Company may, in addition to any other rights the Company may have hereunder or under applicable Law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to a bank or other institutional lender specified by the Company, provided that (i) such assignment shall not conflict with or violate any Law, (ii) if the assignment is to a Person other than a Lender, the Company shall have received the written consent of the Administrative Agent, the Swing Line Lender and the L/C Issuers, which consents shall not be unreasonably withheld or delayed, to such assignment, (iii) the Company shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 8.01 hereof as if the Loans owing to it were prepaid rather than assigned) other than principal owing to it hereunder, and (iv) the assignment is entered into in accordance with the other requirements of Section 10.10 hereof.

Section 8.06. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurocurrency Loans shall be made as if each Lender had actually funded and maintained each Eurocurrency Loan through the purchase of deposits in the interbank eurocurrency market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

ARTICLE 9

THE ADMINISTRATIVE AGENT

Section 9.01. Appointment and Authority. Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Company nor any Designated Borrower or Guarantor shall have rights as a third party beneficiary of any of such provisions.

Section 9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.11 and 7.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (provided that during the existence of a Default or Event of Default, such consent shall not be required), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative

Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuers directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 9 and Section 10.13 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and the Swing Line Lender. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.02(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.10(c). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and the Swing Line Lender, (b) the retiring L/C Issuer and the Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, of the retiring L/C Issuer outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.07. Non-reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Managers or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

Section 9.09. Guaranty Matters. The Lenders and L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Material Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.09.

Section 9.10. Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 10.10 hereof, as the case may be, any Affiliate of such Lender with whom the Company or any Restricted Subsidiary has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Guaranties as more fully set forth in Article 4 hereof. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution; provided, however, that the consent of any such Affiliate shall not be required for any amendment or other modification to this Agreement or any other Loan Document or for the release of any party to any of the Guaranties.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if such Loan Party or the Administrative Agent (the “Withholding Agent”) shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent and each Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Withholding Agent shall make such deductions and (iii) such Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Company. Without limiting the provisions of subsection (a) above, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Company. The Company shall indemnify the Administrative Agent, each Lender and each L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or payable by the

Administrative Agent, such Lender or each L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or L/C Issuer, shall be conclusive absent manifest error.

(d) Indemnification of the Administrative Agent. Each Lender shall indemnify the Administrative Agent within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due to the Administrative Agent under this paragraph (d). The agreements in paragraph (d) shall survive the resignation and/or replacement of the Administrative Agent.

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(g) Without limiting the generality of the foregoing, in the event that the Company is resident for tax purposes in the United States:

(i) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), executed originals of Internal Revenue Service form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. Federal backup withholding tax;

(ii) any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(B) duly completed copies of Internal Revenue Service Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN;

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; or

(E) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made;

(iii) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 10.01(g)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Company, as the Administrative Agent or the Company shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Company pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Company make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, the Company shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Company, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(h) Survival. Each party’s obligations under this Section 10.01 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 10.02. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 10.03. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 10.04. Documentary Taxes. The Company agrees to pay on demand any documentary, stamp or similar taxes and levies that arise from any payment made under or from the execution, delivery or registration of, performing under or otherwise with respect to this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 10.05. Survival of Representations. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.06. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 8.01, 8.04, 10.04 and 10.13 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 10.07. Sharing of Payments. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set off or application of deposit balances or otherwise, on any of the Loans or the participations in L/C Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or L/C Obligations, or participations or subparticipation, as applicable, therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, (i) amounts recovered by the L/C Issuer in respect of L/C Borrowings in which Lenders have made L/C Advances shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder and (ii)

amounts recovered by the Swing Line Lender in respect of Swing Line Loans shall be applied to such Swing Line Loans (and, in accordance with Section 2.10(d), any funded participations therein). The provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.02, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).

Section 10.08. Notices; Effectiveness; Electronic Communication. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.8; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article 2 if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Company, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Company Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities Laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Company or any other Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company or any other Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.09. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 10.10. Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the

Assignment and Assumption, as of the Trade Date, shall not be less than U.S. $10,000,000 or a larger multiple of U.S. $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of each L/C Issuer and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of U.S. $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries, to a natural person or to a Defaulting Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.04 and 10.13 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries ) (each, a “Participant”) in all or a portion of such

Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment or waiver described in Sections 10.11(i) and (ii) that affects such Participant. Subject to subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 8.01 and 8.04(b) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.14 as though it were a Lender, provided such Participant agrees to be subject to Section 10.07 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 8.04(a) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that is a Foreign Lender shall not be entitled to the benefits of Section 10.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 10.01(g) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Revolving Loans pursuant to subsection (b) above, it may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America or JPMorgan Chase Bank, N.A. as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America or JPMorgan Chase Bank, N.A. resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.10(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 10.11. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Company, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent, any L/C Issuer or the Swing Line Lender are affected thereby, the Administrative Agent, such L/C Issuer and the Swing Line Lender, as the case may be; provided that:

(i) no amendment or waiver pursuant to this Section 10.11 shall (A) increase or extend any Commitment of any Lender without the consent of such Lender, (B) reduce the amount of, or postpone the date for any scheduled payment of any principal of or interest on, any Loan or L/C Borrowing or of any fee payable hereunder without the consent of each Lender directly affected thereby, provided that each of the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto or (C) change the application of payments set forth in Section 2.08 hereof without the consent of each Lender adversely affected thereby; and

(ii) no amendment or waiver pursuant to this Section 10.11 shall, unless signed by each Lender, change the definitions of Termination Date or Required Lenders, change the provisions of this Section 10.11, release the Company or any Guarantor (except as otherwise provided for in the Loan Documents), affect the number of Lenders required to take any action hereunder or under any other Loan Document, or change or waive any provision of any Loan Document that provides for the pro rata nature of disbursements by or payments to Lenders.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender (i) does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, (ii) does not consent (whether or not due such Lender’s inability to fund in such Alternative Currency) to the funding of a Credit Extension in an Alternative Currency requested by the Company and such request has been approved by the Required Lenders or (iii) is a Defaulting Lender, the Company may replace such non-consenting Lender or Defaulting Lender in accordance with Section 8.05; provided that, with respect to a replacement pursuant to clause (i) above, such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Company to be made pursuant to this paragraph).

Section 10.12. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.13. Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Company shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and properly documented fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender (other than a Defaulting Lender) or any L/C Issuer (including the reasonable and properly documented fees, charges and disbursements of any counsel for the Administrative Agent, any Lender (other than a Defaulting Lender) or any L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender (other than a Defaulting Lender) or any L/C Issuer, in connection with the enforcement or protection of its rights (1) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (2) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including reasonable and properly documented fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property, including leaseholds, owned or operated by the Company or any of its Subsidiaries, or any Environmental Claim or liability under any Environmental Law related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Affiliates, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any of its Affiliates against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Affiliate has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer or the Swing Line Lender, in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.04(f).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.14. Set-Off. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Company and each other Borrower at any time or from time to time, without notice to the Company or such other Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Company or such other Borrower, whether or not matured, against and on account of the Obligations of the Company or such other Borrower to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Article 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of set off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 10.15. Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.16. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) in connection with this Agreement, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, provided that the Company is given written notice prior to any such disclosure to the extent not legally prohibited so that the Company may seek a protective order or other appropriate remedy, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section, “Information” means all information received from the Company or any Restricted Subsidiary relating to the Company or any Restricted Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any

L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Restricted Subsidiary, provided that, in the case of information received from the Company or any Restricted Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Company or a Restricted Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 10.17. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 10.18. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of Law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of Law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable. Without limiting the foregoing provisions of this Section 10.18, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.19. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable Law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Company nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable Law), (ii) refunded to the Company, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury Laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Company nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of the Company’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Company’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Company’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 10.20. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents.

Section 10.21. USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 10.22. Currency. Each reference in this Agreement to U.S. Dollars or to an Alternative Currency (the “relevant currency”) is of the essence. To the fullest extent permitted by Law, the obligation of the applicable Borrower in respect of any amount due in the relevant currency under this Agreement shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the Person entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such Person receives such payment. If the amount of the relevant currency so purchased is less than the sum originally due to such Person in the relevant currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Person against such loss, and if the amount of the specified currency so purchased exceeds the sum of (a) the amount originally due to the relevant Person in the specified currency plus (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Person under Section 10.07 hereof, such Person agrees to remit such excess to the Company.

Section 10.23. Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED

IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.08(a). NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.24. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO

ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.25. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and, the Arrangers are arm’s-length commercial transactions between the Company and its Subsidiaries, on the one hand, and the Administrative Agent and the Arrangers on the other hand, (ii) such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) such Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent and the Arrangers has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Subsidiaries, or any other Person and (ii) neither the Administrative Agent nor the Arrangers have any obligation to the Company or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Subsidiaries, and neither the Administrative Agent nor the Arrangers has any obligation to disclose any of such interests to the Company or its Subsidiaries. To the fullest extent permitted by Law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE 11

COMPANY GUARANTY

Section 11.01. The Guaranty. The Company hereby unconditionally and absolutely guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made to each Designated Borrower pursuant to this Agreement, and the full and punctual payment of all other amounts payable by each Designated Borrower under this Agreement. Upon failure by any Designated Borrower to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.

Section 11.02. Guaranty Unconditional. The obligations of the Company hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Designated Borrower under any Loan Document, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any Note;

(c) any change in the corporate existence, structure or ownership of any Designated Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Designated Borrower or its assets or any resulting release or discharge of any obligation of any Designated Borrower contained in any Loan Document;

(d) the existence of any claim, set off or other rights which the Company may have at any time against any Designated Borrower, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity or unenforceability relating to or against any Designated Borrower for any reason of any Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by any Designated Borrower of the principal of or interest on any Loan or any other amount payable by it under this Agreement; or

(f) any other act or omission to act or delay of any kind by any Designated Borrower, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Company’s obligations hereunder.

Section 11.03. Discharge Only upon Payment in Full; Reinstatement In Certain Circumstances. The Company’s obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans, the L/C Obligations and all other amounts payable by the Company and each Designated Borrower under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by any Designated Borrower under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Designated Borrower or otherwise, the Company’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 11.04. Waiver By The Company. The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Designated Borrower or any other Person.

Section 11.05. Subrogation. Upon making any payment with respect to any Designated Borrower hereunder, the Company shall be subrogated to the rights of the payee against such Designated Borrower with respect to such payment; provided that the Company shall not enforce any payment by way of subrogation unless all amounts of principal of and interest on the Loans to such Designated Borrower and all other amounts payable by such Designated Borrower under this Agreement have been paid in full.

Section 11.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Designated Borrower under this Agreement or its Notes is stayed upon insolvency, bankruptcy or reorganization of such Designated Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

CLIFFS NATURAL RESOURCES INC.

By:	/s/ Laurie Brlas
	Name:	Laurie Brlas
	Title:	Executive Vice President, Finance and Administration and Chief Financial Officer

BANK OF AMERICA, N.A., as a Lender, as L/C Issuer, as Swing Line Lender and as Administrative Agent

By:	/s/ Andrew Richards
	Name:	Andrew Richards
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Lender, as L/C Issuer and as Syndication Agent

By:	/s/ Peter S. Predun
	Name:	Peter S. Predun
	Title:	Executive Director

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By:	/s/ Robert Grillo
	Name:	Robert Grillo
	Title:	Director

BANK OF MONTREAL, CHICAGO BRANCH

By:	/s/ Joseph W. Linder
	Name:	Joseph W. Linder
	Title:	Vice President

CIBC INC.

By:	/s/ Dominic Sorresso
	Name:	Dominic Sorresso
	Title:	Executive Director

By:	/s/ Eoin Roche
	Name:	Eoin Roche
	Title:	Executive Director

CITIBANK, N.A.

By:	/s/ Raymond G. Dunning
	Name:	Raymond G. Dunning
	Title:	Vice President

COMMONWEALTH BANK OF AUSTRALIA

By:	/s/ Nicholas Peter Rees
	Name:	Nicholas Peter Rees
	Title:	Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Matthias Guillet
	Name:	Matthias Guillet
	Title:	Director

By:	/s/ Joseph Philbin
	Name:	Joseph Philbin
	Title:	Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ John S. McGill
	Name:	John S. McGill
	Title:	Director

By:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

FIFTH THIRD BANK

By:	/s/ Roy C. Lanctot
	Name:	Roy C. Lanctot
	Title:	Vice President

HSBC BANK USA, N.A.

By:	/s/ Frank M. Eassa
	Name:	Frank M. Eassa
	Title:	Assistant Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Suzannah Harris
	Name:	Suzannah Harris
	Title:	Vice President

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Leon Mo
	Name:	Leon Mo
	Title:	Authorized Signatory

NATIONAL AUSTRALIA BANK ABN #12-004-044-937

By:	/s/ Courtney A. Cloe
	Name:	Courtney A. Cloe
	Title:	Director, Client Coverage Americas

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Joseph G. Moran
	Name:	Joseph G. Moran
	Title:	Senior Vice President

RBS/CITIZENS, N.A.

By:	/s/ Curtis C. Hunter III
	Name:	Curtis C. Hunter III
	Title:	Senior Vice President

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Masakazu Hasegawa
	Name:	Masakazu Hasegawa
	Title:	General Manager

THE BANK OF NOVA SCOTIA

By:	/s/ Christopher Usas
	Name:	Christopher Usas
	Title:	Director

THE BANK OF TOKYO-MITSUBISHI UFI, LTD.

By:	/s/ Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory

THE HUNTINGTON NATIONAL BANK

By:	/s/ Brian H. Gallagher
	Name:	Brian H. Gallagher
	Title:	Senior Vice President

TORONTO DOMINION (NEW YORK) LLC

By:	/s/ Debbi L. Brito
Name: Debbi L. Brito Title: Authorized Signatory

UNION BANK, N.A.

By:	/s/ Richard G. Reeves
Name: Richard G. Reeves Title: Senior Vice President

UNION BANK, CANADA BRANCH

By:	/s/ Anne Collins
Name: Anne Collins Title: Vice-President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ John M. Eyerman
Name: John M. Eyerman Title: Asst. Vice President

WELLS FARGO BANK, N.A.

By:	/s/ Joseph T. Rottinghaus
Name: Joseph T. Rottinghaus Title: Assistant Vice President

WESTPAC BANKING CORPORATION

By:	/s/ Henrik Jensen
	Name: Title:	Henrik Jensen Director Corporate & Institutional Banking

EXHIBIT A

SWING LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Multicurrency Credit Agreement, dated as of August 11, 2011 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”, the terms therein being used herein as therein defined), among Cliffs Natural Resources Inc. (the “Company”), certain Foreign Subsidiaries of the Company party thereto, certain Lenders that are signatories thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and JPMorgan Chase Bank, N.A., as Syndication Agent and L/C Issuer.

The undersigned hereby requests a Swing Loan:

1. On                                                   (a Business Day).

2. In the aggregate amount and currency of                                     .

The Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.10(a) of the Credit Agreement.

The Company hereby represents and warrants that the conditions specified in Section 3.02(a) and (b) of the Credit Agreement shall be satisfied on and as of the date of the applicable Credit Extension.

CLIFFS NATURAL RESOURCES INC.

By:
Name:
Title:

A-1

EXHIBIT B

NOTICE OF BORROWING

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent for the Lenders parties to the Amended and Restated Multicurrency Credit Agreement, dated as of August 11, 2011 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Cliffs Natural Resources Inc. (the “Company”), certain Foreign Subsidiaries of the Company party thereto (together with the Company, the “Borrowers”), certain Lenders that are signatories thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and JPMorgan Chase Bank, N.A., as Syndication Agent and L/C Issuer.

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you irrevocable notice, pursuant to Section 2.04 of the Credit Agreement, of the Borrowing specified below:

1. The Borrower is [the Company] [name of Designated Borrower].

2. The Business Day of the proposed Borrowing is                     ,                     .

3. The aggregate amount and currency of the proposed Borrowing is                                                      .

4. The Borrowing is to be comprised of [Base Rate] [Eurocurrency] Loans.

5. If applicable: The duration of the Interest Period for the Eurocurrency Loans included in the Borrowing shall be                      [days] [month(s)].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, immediately before and immediately after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they were true and correct in all material respects as of such date); and

B-1

(b) no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

CLIFFS NATURAL RESOURCES INC.

By:
Name:
Title:

B-2

EXHIBIT C

NOTICE OF CONTINUATION/CONVERSION

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent for the Lenders parties to the Amended and Restated Multicurrency Credit Agreement, dated as of August 11, 2011 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Cliffs Natural Resources Inc. (the “Company”), certain Foreign Subsidiaries of the Company party thereto (together with the Company, the “Borrowers”), certain Lenders that are signatories thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and JPMorgan Chase Bank, N.A., as Syndication Agent and L/C Issuer.

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you irrevocable notice, pursuant to Section 2.04 of the Credit Agreement, of the conversion/continuation of the Revolving Loans specified herein, that:

1. The Borrower is [the Company] [name of Designated Borrower].

2. The Business Day of the proposed [conversion] [continuation] is                                 ,                     .

3. The aggregate amount and currency of the Revolving Loans to be converted/continued is                                              .

4. The Revolving Loans are to be converted into/continued as [Eurocurrency] [Base Rate] Loans.

5. If applicable: The duration of the Interest Period for the Eurocurrency Loans included in the Borrowing shall be                      [days] [month(s)].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed conversion into a Eurocurrency Loan or continuation of a Eurocurrency Loan, immediately before and immediately after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they were true and correct in all material respects as of such date); and

C-1

(b) no Default or Event of Default has occurred and is continuing or would result from such proposed conversion/continuation.

CLIFFS NATURAL RESOURCES INC.

By:
Name:
Title:

C-2

EXHIBIT D-1

REVOLVING NOTE

Date:                    ,

For Value Received, the undersigned,                                            , a [•] corporation (the “Borrower”), hereby promises to pay to the order of                                                               (the “Lender”) on the Termination Date of the hereinafter defined Credit Agreement, at the Administrative Agent’s Office (or in the case of Eurocurrency Loans denominated in an Alternative Currency, at such account with such financial institution as the Administrative Agent has previously notified the Borrower) in the currency of such Revolving Loan in accordance with Section 2.08 of the Credit Agreement, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the unpaid principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement, the provisions of which are incorporated by reference in this Revolving Note.

This Revolving Note is one of the Revolving Notes referred to in the Amended and Restated Multicurrency Credit Agreement, dated as of August 11, 2011, among Cliffs Natural Resources Inc. (the “Company”), certain Foreign Subsidiaries of the Company party thereto, the Lenders party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and JPMorgan Chase Bank, N.A., as Syndication Agent and L/C Issuer (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), and this Revolving Note and the holder hereof are entitled to all the benefits referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Revolving Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Revolving Note shall be governed by and construed in accordance with the internal laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Revolving Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

This Revolving Note is issued under and subject to the terms of the Credit Agreement. The Borrower acknowledges from time to time that it is indebted to the Lender for such amounts in respect of principal due to it from time to time in accordance with the Credit Agreement.

D-1-1

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

[BORROWER]

By:
Name:
Title:

D-1-2

REVOLVING LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

D-1-3

EXHIBIT D-2

SWING NOTE

U.S. $[•]

Date:             ,

For Value Received, the undersigned, Cliffs Natural Resources Inc., an Ohio corporation (the “Company”), hereby promises to pay to the order of Bank of America, N.A. (the “Lender”) on the Termination Date of the hereinafter defined Credit Agreement, at the Administrative Agent’s Office, in immediately available funds, the principal sum of [•] or, if less, the aggregate unpaid principal amount of all Swing Line Loans made by the Lender to the Company pursuant to the Credit Agreement, together with interest on the unpaid principal amount of each Swing Line Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement the provisions of which are incorporated by reference in this Swing Note.

This Swing Note is the Swing Note referred to in the Amended and Restated Multicurrency Credit Agreement, dated as of August 11, 2011, among the Company, certain Foreign Subsidiaries of the Company party thereto, the Lenders party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and JPMorgan Chase Bank, N.A., as Syndication Agent and L/C Issuer (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), and this Swing Note and the holder hereof are entitled to all the benefits referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Swing Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Swing Note shall be governed by and construed in accordance with the internal laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Swing Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

This Swing Note is issued under and subject to the terms of the Credit Agreement. The Company acknowledges from time to time that it is indebted to the Lender for such amounts in respect of principal due to it from time to time in accordance with the Credit Agreement.

D-2-1

The Company hereby waives demand, presentment, protest or notice of any kind hereunder.

CLIFFS NATURAL RESOURCES INC.

By:
Name:
Title:

D-2-2

SWING LINE LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

D-2-3

EXHIBIT E

CLIFFS NATURAL RESOURCES INC.

COMPLIANCE CERTIFICATE

To:	Bank of America, N.A., as Administrative Agent under, and the Lenders party to, the Credit Agreement described below

This Compliance Certificate is furnished to the Administrative Agent and the Lenders pursuant to that certain Amended and Restated Multicurrency Credit Agreement, dated as of August 11, 2011 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Cliffs Natural Resources Inc. (the “Company”), certain Foreign Subsidiaries of the Company party thereto, certain Lenders that are signatories thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and JPMorgan Chase Bank, N.A., as Syndication Agent and L/C Issuer. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The undersigned hereby certifies that:

1. I am the duly elected              of Cliffs Natural Resources Inc.;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4. The financial statements required by Section 6.01 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate have been prepared in accordance with GAAP and fairly present in all material respects in accordance with GAAP the consolidated financial condition of the Company and its Restricted Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year end audit adjustments and the absence of footnotes;

5. The representations and warranties of the Company contained in Article 5 of the Credit Agreement are true and correct in all material respects as though made on and as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they were true and correct in all material respects as of such date);

6. Schedule I hereto sets forth financial data and computations evidencing the Company’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant sections of the Credit Agreement; and

7. Schedule II hereto sets forth a reconciliation of the financial statements delivered pursuant to Section 6.01 of the Credit Agreement with the calculation of financial covenants set forth in Schedule I.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this              day of             20    .

CLIFFS NATURAL RESOURCES INC.

By:
Name:
Title:

Schedule I

to Compliance Certificate

CLIFFS NATURAL RESOURCES INC.

Compliance Calculations

for Amended and Restated Multicurrency Credit Agreement

dated as of August 11, 2011

CALCULATIONS AS OF                    ,

A.	Net Income

	l.	Net income (or net loss) of the Company and its Restricted Subsidiaries (on a consolidated basis) for past 4 quarters	$

	2.	Net income (or net loss) of any Person accrued prior to the date it became a Restricted Subsidiary of, or merged into or consolidated with, the Company or another Restricted Subsidiary	$

	3.	Net income (or net loss) of any Person (other than a Restricted Subsidiary) in which the Company or any of its Restricted Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries during such period	$

	4.	A1 – A2 – A3 (“Net Income”)	$

B.	EBITDA[1]

	l.	Net Income (from Line A4 above)	$

	2.	Interest Expense for past 4 quarters	$

	3.	Federal, state and local income taxes accrued for past 4 quarters	$

	4.	Depreciation and amortization expense for past 4 quarters	$

	5.	Non-cash items decreasing Net Income for past 4 quarters	$

	6.	Cash charges and other expenses associated with or relating to the Transactions in an aggregate amount not to exceed $149,300,000	$

	7.	Costs associated with the issuance of Indebtedness (whether or not consummated) (but excluding any such costs amortized through or otherwise included or to be included in Interest Expense for any period)	$

	8.	Cash payments made during such period in respect of items added to the calculation of Net Income pursuant to B5 above during the past 4 quarters or any previous period	$

	9.	Non-cash items increasing Net Income for past 4 quarters	$

	10.	Bl + B2 + B3 + B4 + B5 + B6 + B7 – (B8 + B9) (“Historical EBITDA”)	$

	11.	EBITDA for any Person or business unit that has been acquired by the Company or any of its Restricted Subsidiaries for any portion of such period prior to the date of acquisition	$

	12.	EBITDA for any Person or business unit that has been disposed of by the Company or any of its Restricted Subsidiaries for the portion of such period after the date of disposition	$

	13.	B10 + B11 – B12 (“Pro Forma EBITDA (6.18(a))”)	$

[1]

Amounts computed in B2 through B9 should be without duplication. Notwithstanding the foregoing, for purposes of determining the EBITDA of CTIM for the fiscal quarters ending March 31, 2011, June 30, 2011 and September 30, 2011, such amount shall be calculated for the period from January 1, 2011 through the end of the relevant fiscal quarter then ending, as applicable, and multiplied by 4, 2 and 4/3, respectively.

C.	Maximum Ratio of Total Funded Debt to Pro Forma EBITDA (Section 6.18(a))

	l.	Total Funded Debt	$

	2.	Pro Forma EBITDA (6.18(a)) (from Line B13 above)	$

	3.	Ratio of Line C1 to C2	:1.00

	4.	Line C3 ratio must not exceed	3.50:1.00	[2]

	5.	The Borrower is in compliance (circle yes or no)	yes/no

D.	Minimum Interest Coverage Ratio (Section 6.18(b))

	l.	Historical EBITDA (from Line C9 above)	$

	2.	Interest Expense for past 4 quarters	$

	3.	Ratio of Line D1 to D2	: 1.00

	4.	Line D3 ratio must not be less than	2.50:1.00

	5.	The Borrower is in compliance (circle yes or no)	yes/no

[2]

If any of the 2013 PP Notes remain outstanding, then the Line C3 ratio must not exceed 3.25:1.00; provided, however, that the Line C3 ratio may exceed 3.25:1.00 during a Transition Period if such ratio exceeded 3.25:1.00 as a result of the Company or any Restricted Subsidiary creating, assuming, incurring, guaranteeing or otherwise becoming liable in respect of Acquisition Indebtedness, so long as the ratio as of such date during any Transition Period shall not exceed 3.50:1.00.

E.	Permitted Investment Amount

	1.	Consolidated Net Income for the fiscal year ending December 31, 2011	$

	2.	Consolidated Net Income for the fiscal year ending December 31, 2012	$

	3.	Consolidated Net Income for the fiscal year ending December 31, 2013	$

	4.	Consolidated Net Income for the fiscal year ending December 31, 2014	$

	5.	Consolidated Net Income for the fiscal year ending December 31, 2015	$

	6.	Sum of E1 to E5	$

	7.	$608,180,000 + (20% of E6)	$

Schedule II

to Compliance Certificate

CLIFFS NATURAL RESOURCES INC.

RECONCILIATION OF FINANCIAL STATEMENTS TO COVENANT

CALCULATIONS FOR AMENDED AND RESTATED

MULTICURRENCY CREDIT AGREEMENT DATED AS OF AUGUST 11,

2011

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]

1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

4.	Credit Agreement: Amended and Restated Multicurrency Credit Agreement, dated as of August 11, 2011, by and among Cliffs Natural Resources Inc. (the “Company”), certain Foreign Subsidiaries of the Company party thereto, the various institutions from time to time party thereto as Lenders, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and JPMorgan Chase Bank, N.A., as Syndication Agent and L/C Issuer

5.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/ Loans for all Lenders[7]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[8]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7. Trade Date: ][9]

Effective Date: , 20

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [ ]

By:
Title:

ASSIGNEE [ ]

By:
Title:

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[9]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Consented to:

[CLIFFS NATURAL RESOURCES INC.][10]

By:
Name:
Title:

[BANK OF AMERICA, N.A., as Administrative Agent][11]

By:
Name:
Title:

[BANK OF AMERICA, N.A., as L/C Issuer and Swing Line Lender][12]

By:
Name:
Title:

[JPMORGAN CHASE BANK, N.A., as L/C Issuer][13]

By:
Name:
Title:

[10]	To be added only if the consent of the Company is required under Section 10.10 of the Credit Agreement.
[11]	To be added only if consent of the Administrative Agent is required under Section 10.10 of the Credit Agreement.
[12]	To be added only if consent of each L/C Issuer and Swing Line Lender is required under Section 10.10 of the Credit Agreement.
[13]	To be added only if consent of each L/C Issuer and Swing Line Lender is required under Section 10.10 of the Credit Agreement.

Annex 1 to

Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.10(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.10(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT G

GUARANTY AGREEMENT

This Guaranty Agreement (this “Guaranty”) dated as of August 11, 2011, by the parties who have executed this Guaranty (such parties, along with any other parties who execute and deliver to the Administrative Agent hereinafter identified and defined an agreement in the form attached hereto as Exhibit A, being herein referred to collectively as the “Guarantors” and individually as a “Guarantor”, subject to Section 26 of this Guaranty). All capitalized terms used in this Guaranty without definition shall have the same meaning herein as such terms have in the Credit Agreement (defined below).

P R E L I M I N A R Y S T A T E M E N T S

A. CLIFFS NATURAL RESOURCES INC., an Ohio corporation (the “Company”), certain foreign subsidiaries of the Company from time to time (together with the Company, the “Borrowers”), BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”), and the financial institutions from time to time party thereto (hereinafter referred to collectively as the “Lenders” and individually as a “Lender”) have entered into an Amended and Restated Multicurrency Credit Agreement, dated as of August 11, 2011 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, including amendments and restatements thereof in its entirety, being hereinafter referred to as the “Credit Agreement”), pursuant to which the Lenders, the L/C Issuers and the Swing Line Lender have agreed, subject to certain terms and conditions, to extend credit and make certain other financial accommodations available to the Borrowers (the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Lenders, together with Affiliates of the Lenders with respect to Hedging Liability and Funds Transfer and Deposit Account Liability referred to below, including Hedging Liability owed to any party (or an Affiliate of any party) that ceases to be a Lender under any Hedge Agreement entered into prior to the date such party ceases to be a Lender, being hereinafter referred to collectively as the “Guaranteed Creditors” and individually as a “Guaranteed Creditor”).

B. In addition, the Company and/or one or more of its Subsidiaries may from time to time be liable to the Guaranteed Creditors with respect to the Hedging Liability and/or Funds Transfer and Deposit Account Liability.

C. As a condition to extending credit to the Borrowers under the Credit Agreement or otherwise making financial accommodations available to or for the account of the Borrower, the Guaranteed Creditors have required, among other things, that the Guarantors execute and deliver this Guaranty.

D. The Company owns, directly or indirectly, equity interests in each of the Guarantors and the Company provides each of the Guarantors with financial, management, administrative, and technical support which enables each such Guarantor to conduct its businesses in an orderly and efficient manner in the ordinary course.

E. Each Guarantor will benefit, directly or indirectly, from credit and other financial accommodations extended by the Guaranteed Creditors to the Company and its Subsidiaries.

NOW, THEREFORE, for good and valuable consideration, receipt whereof is hereby acknowledged, the parties hereto hereby agree as follows:

1. Each Guarantor hereby jointly and severally guarantees to the Administrative Agent, for the ratable benefit of the Guaranteed Creditors, the due and punctual payment when due of (i) any and all indebtedness, obligations and liabilities of the Borrowers to the Guaranteed Creditors, and to any of them individually, under or in connection with or evidenced by the Credit Agreement or any other Loan Documents, including, without limitation, all obligations evidenced by the Notes of the Borrowers heretofore or hereafter issued under the Credit Agreement, all obligations of the Borrowers to reimburse the Guaranteed Creditors, or any of them individually, for the amount of all drawings on all Letters of Credit and all other obligations of the Borrowers under any and all Applications for Letters of Credit, all obligations of the Company or any Subsidiary with respect to any Hedging Liability, and all obligations of the Company or any Subsidiary with respect to Funds Transfer and Deposit Account Liability, in each case whether now existing or hereafter arising (and whether arising before or after the filing of a petition in bankruptcy and including all interest accrued after the petition date), due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired (including all renewals, extensions, amendments, refinancings and other modifications thereof) and (ii) any and all expenses and charges, legal and/or otherwise (including court costs and reasonable attorneys’ fees) paid or incurred by the Guaranteed Creditors, and any of them, in collecting or enforcing any of such indebtedness, obligations and liabilities or in realizing on or protecting or preserving any security therefor. The indebtedness, obligations and liabilities described in the immediately preceding clauses (i) and (ii) are hereinafter referred to as the “indebtedness hereby guaranteed”. In case of failure by the Company or any Subsidiary obligated in respect of any indebtedness hereby guaranteed (each such person, an “Obligor”) to pay any indebtedness hereby guaranteed when due and owing, each Guarantor hereby jointly and severally agrees to make such payment or to cause such payment to be made as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, and as if such payment were made by such Obligor. All payments hereunder by any Guarantor shall be made without setoff, counterclaim or other defense or withholding or deduction of any nature. Notwithstanding anything in this Guaranty to the contrary, the right of recovery against a Guarantor other than the Company under this Guaranty shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Guaranty void or voidable under applicable law, including fraudulent conveyance law.

2. Each Guarantor further jointly and severally agrees to pay on demand (subject to limitations on the right of recovery from such Guarantor pursuant to the last sentence of Section 1 above) all costs and expenses, legal and/or otherwise (including court costs and reasonable attorneys’ fees) paid or incurred by any Guaranteed Creditor in enforcing or endeavoring to enforce any Guarantor’s obligations hereunder, or any part thereof, or in protecting, defending or enforcing this Guaranty in any litigation, bankruptcy or insolvency proceedings or otherwise.

3. Each Guarantor agrees that, upon demand, such Guarantor will then pay to the Administrative Agent for the benefit of the Guaranteed Creditors the full amount of the indebtedness hereby guaranteed then due (subject to limitations on the right of recovery from such Guarantor pursuant to the last sentence of Section 1 above) whether or not any one or more of the other Guarantors shall then or thereafter pay any amount whatsoever in respect to their obligations hereunder.

4. Each of the Guarantors agrees that such Guarantor will not exercise or enforce any right of exoneration, contribution, reimbursement, recourse or subrogation available to such Guarantor against any person liable for payment of the indebtedness hereby guaranteed, or as to any security therefor, unless and until the full amount owing to the Guaranteed Creditors of the indebtedness hereby guaranteed has been fully paid and satisfied and each of the commitments by the Guaranteed Creditors to extend any credit to or for the account of any Borrower that, when made, would constitute indebtedness hereby guaranteed shall have expired or otherwise terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guaranteed Creditors and shall forthwith be paid to the Guaranteed Creditors to reduce the amount of the indebtedness hereby guaranteed, whether matured or unmatured. The payment by any Guarantor of any amount or amounts to the Guaranteed Creditors pursuant hereto shall not in any way entitle any such Guarantor, either at law, in equity or otherwise, to any right, title or interest (whether by way of subrogation or otherwise) in and to the indebtedness hereby guaranteed or any part thereof or any collateral security therefor or any other rights or remedies in any way relating thereto or in and to any amounts theretofore, then or thereafter paid or applicable to the payment thereof howsoever such payment may be made and from whatsoever source such payment may be derived unless and until all of the indebtedness hereby guaranteed and all costs and expenses suffered or incurred by the Guaranteed Creditors in enforcing this Guaranty have been paid and satisfied in full and each of the commitments by the Guaranteed Creditors to extend any credit to or for the account of any Obligor that, when made, would constitute indebtedness hereby guaranteed shall have expired or otherwise terminated and unless and until such payment in full and termination, any payments made by any Guarantor hereunder and any other payments from whatsoever source derived on account of or applicable to the indebtedness hereby guaranteed or any part thereof shall be held and taken to be merely payments in gross to the Guaranteed Creditors reducing pro tanto the indebtedness hereby guaranteed.

5. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of any Obligor owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of such Obligor to a Guarantor as subrogee of the Guaranteed Creditors or resulting from any Guarantor’s performance under this Guaranty, to the payment in full in cash of all indebtedness hereby guaranteed. If the Guaranteed Creditors so request, any such obligation or indebtedness of any Obligor to a Guarantor shall be enforced and performance received by such Guarantor as trustee for the Guaranteed Creditors and the proceeds thereof shall be paid over to the Guaranteed Creditors on account of the indebtedness hereby guaranteed, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty.

6. Each Guaranteed Creditor may, without any notice whatsoever to any of the Guarantors but subject to the terms and conditions of the Credit Agreement, sell, assign, or transfer all of the indebtedness hereby guaranteed, or any part thereof, or grant participations therein, and in that event each and every immediate and successive assignee, transferee, or holder of or participant in all or any part of the indebtedness hereby guaranteed, shall have the right through the Administrative Agent pursuant to Section 20 hereof to enforce this Guaranty, by suit or otherwise, for the benefit of such assignee, transferee, holder or participant, as fully as if such assignee, transferee, holder or participant were herein by name specifically given such rights, powers and benefits; but each Guaranteed Creditor through the Administrative Agent pursuant to Section 20 hereof shall have an unimpaired right to enforce this Guaranty for its own benefit or any such participant, as to so much of the indebtedness hereby guaranteed that it has not sold, assigned or transferred.

7. This Guaranty is a continuing, absolute and unconditional Guaranty, and shall remain in full force and effect until any and all of the indebtedness hereby guaranteed that was created or existing before receipt of such notice (other than contingent obligations for which no claim has been asserted) shall be fully paid and satisfied and each of the commitments by the Guaranteed Creditors to extend any credit to or for the account of any Obligor that, when made, would constitute indebtedness hereby guaranteed shall have expired or otherwise terminated. The dissolution of any Guarantor shall not terminate this Guaranty as to such Guarantor until notice of such dissolution shall have been actually received by the Guaranteed Creditors, nor until all of the indebtedness hereby guaranteed, created or existing or committed to be extended in each case before receipt of such notice shall be fully paid and satisfied. The Guaranteed Creditors may at any time or from time to time release any Guarantor from its obligations hereunder or effect any compromise with any Guarantor and no such release or compromise shall in any manner impair or otherwise affect the obligations hereunder of the other Guarantors. No release, compromise, or discharge of any one or more of the Guarantors shall release, compromise or discharge the obligations of the other Guarantors hereunder.

8. In case of the dissolution, liquidation or insolvency (howsoever evidenced) of, or the institution of bankruptcy or receivership proceedings against any Obligor or any Guarantor, all of the indebtedness hereby guaranteed which is then existing shall immediately become due or accrued and payable from the Guarantors. All payments received from an Obligor or on account of the indebtedness hereby guaranteed from whatsoever source, shall be taken and applied as payment in gross, and this Guaranty shall apply to and secure any ultimate balance that shall remain owing to the Guaranteed Creditors.

9. The liability hereunder shall in no way be affected or impaired by (and the Guaranteed Creditors are hereby expressly authorized to make from time to time, without notice to any of the Guarantors), any sale, pledge, surrender, compromise, settlement, release, renewal, extension, impairment, indulgence, alteration, substitution, exchange, change in, modification or other disposition of any of the indebtedness hereby guaranteed, either express or implied, or of any Loan Document or any other contract or contracts evidencing any thereof, or of any security or collateral therefor or any guaranty thereof. The liability hereunder shall in no way be affected or impaired by any acceptance by the Guaranteed Creditors of any security for or other guarantors upon any of the indebtedness hereby guaranteed, or by any failure, neglect or omission on the part of the Guaranteed Creditors to realize upon or protect any of the indebtedness hereby guaranteed, or any collateral or security therefor (including, without limitation, impairment of collateral and failure to perfect security interest in any collateral), or to exercise any lien upon or right of appropriation of any moneys, credits or property of an Obligor or any Guarantor, possessed by any of the Guaranteed Creditors, toward the liquidation of the indebtedness hereby guaranteed, or by any application of payments or credits thereon. Subject to Section 2.08 of the Credit Agreement, the Guaranteed Creditors shall have the exclusive right to determine how, when and what application of payments and credits, if any, shall be made on said indebtedness hereby guaranteed, or any part of same. In order to hold any Guarantor liable hereunder, there shall be no obligation on the part of the Guaranteed Creditors, at any time, to resort for payment to an Obligor or to any other Guarantor, or to any other Person, its property or estate, or resort to any collateral, security, property, liens or other rights or remedies whatsoever, and the Guaranteed Creditors shall have the right to enforce this Guaranty against any Guarantor irrespective of whether or not other proceedings or steps are pending seeking resort to or realization upon or from any of the foregoing are pending.

10. In the event the Administrative Agent, on behalf of the Guaranteed Creditors, shall at any time in its discretion (which discretion is subject to the terms of the Credit Agreement) permit a substitution of Guarantors hereunder or a party shall wish to become Guarantor hereunder, such substituted or additional Guarantor shall, upon executing an agreement in the form attached hereto as Exhibit A, become a party hereto and be bound by all the terms and conditions hereof to the same extent as though such Guarantor had originally executed this Guaranty and in the case of a substitution, in lieu of the Guarantor being replaced. No such substitution shall be effective absent the written consent of the Administrative Agent, on behalf of the Guaranteed Creditors, delivered in accordance with the terms of the Credit Agreement, nor shall it in any manner affect the obligations of the other Guarantors hereunder.

11. All diligence in collection or protection, and all presentment, demand, protest and/or notice, as to any and everyone, whether or not the Obligors or the Guarantors or others, of dishonor and of default and of non-payment and of the creation and existence of any and all of said indebtedness hereby guaranteed, and of any security and collateral therefor, and of the acceptance of this Guaranty, and of any and all extensions of credit and indulgence hereunder, are expressly waived.

12. No act of commission or omission of any kind, or at any time, upon the part of the Guaranteed Creditors in respect to any matter whatsoever, shall in any way affect or impair this Guaranty.

13. Each of the Guarantors waive (a) any defense arising by reason of any disability or other defense of any Obligor or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guaranteed Creditor) of the liability of any Obligor; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of any Obligor; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to require the Guaranteed Creditors to proceed against a Borrower, proceed against or exhaust any security for the indebtedness hereby guaranteed, or pursue any other remedy in the Guaranteed Creditors’ power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Guaranteed Creditors; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties (other than, in each case, a defense of payment or performance). Each of the Guarantors expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the indebtedness hereby guaranteed, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional indebtedness hereby guaranteed. The Guarantors agree that the Guarantors shall be and remain jointly and severally liable for any deficiency remaining after foreclosure or other realization on any lien or security interest securing the indebtedness hereby guaranteed, whether or not the liability of any Obligor or any other obligor for such deficiency is discharged pursuant to statute or judicial decision.

14. If any payment applied by the Guaranteed Creditors to the indebtedness hereby guaranteed is thereafter set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of any Obligor or any other obligor), the indebtedness hereby guaranteed to which such payment was applied shall for the purposes of this Guaranty be deemed to have continued in existence, notwithstanding such application, and this Guaranty shall be enforceable as to such of the indebtedness hereby guaranteed as fully as if such application had never been made.

15. Each Guarantor represents and warrants as of the Closing Date to each Guaranteed Creditor that the Company and its Subsidiaries on a consolidated basis are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

16. Each Guarantor agrees that from and after the date of execution of the Credit Agreement by the Company and continuing so long as this Guaranty shall remain in effect with respect to such Guarantor, such Guarantor agrees to comply with the terms and provisions of Article 6 of the Credit Agreement, insofar as such provisions apply to such Guarantor, as if said Article was set forth herein in full.

17. The liability of the Guarantors under this Guaranty is in addition to and shall be cumulative with all other liabilities of the Guarantors after the date hereof to the Guaranteed Creditors as a Guarantor of the indebtedness hereby guaranteed, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

18. Any invalidity or unenforceability of any provision or application of this Guaranty shall not affect other lawful provisions and applications hereof, and to this end the provisions of this Guaranty are declared to be severable. Without limiting the generality of the foregoing, any invalidity or unenforceability against any Guarantor of any provision or application of the Guaranty shall not affect the validity or enforceability of the provisions or application of this Guaranty as against the other Guarantors.

19. Any demand for payment on this Guaranty or any other notice required or desired to be given hereunder to any Guarantor shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth on the appropriate signature page hereof, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section. Nothing herein contained shall be deemed to affect the right of any party to this Guaranty to serve process in any manner permitted by law.

20. No Guaranteed Creditor (other than the Administrative Agent) shall have the right to institute any suit, action or proceeding in equity or at law in connection with this Guaranty for the enforcement of any remedy under or upon this Guaranty; it being understood and intended that no one or more of the Guaranteed Creditors (other than the Administrative Agent) shall have any right in any manner whatsoever to enforce any right hereunder, and that all proceedings at law or in equity shall be instituted, had and maintained by the Administrative Agent in the manner herein provided and for the benefit of the Guaranteed Creditors.

21. All payments under this Guaranty by any Guarantor shall be made on the date when due and shall be made in the same lawful currency or currencies in which the indebtedness hereby guaranteed is denominated and in immediately available and freely transferable funds at the payment office of the Administrative Agent in the United States of America or at such place as from time to time specified by the Administrative Agent. All such payments by any Guarantor will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto. If any Indemnified Taxes are so levied or imposed, each Guarantor agrees to pay the full amount of such Indemnified Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Guaranty after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. If any amounts are payable in respect of Indemnified Taxes pursuant to the preceding sentence, each Guarantor agrees to reimburse the Administrative Agent for the benefit of each Guaranteed Creditor that is subject to such taxes, upon the written request of the Administrative Agent, for taxes imposed on or measured by the net income or profits of any Guaranteed Creditor pursuant to the laws of the jurisdiction in which such Guaranteed Creditor is organized or the jurisdiction in which the principal office or applicable lending office of such Guaranteed

Creditor is located and for any withholding of taxes as the Administrative Agent shall determine are payable by, or withheld from, the Administrative Agent or such other Guaranteed Creditor, in respect of such amounts so paid to or on behalf of the Administrative Agent or such other Guaranteed Creditor pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of the Administrative Agent or such other Guaranteed Creditor pursuant to this sentence. The Guarantors will furnish to the Administrative Agent, within 30 days after the date the payment of any Indemnified Taxes are due pursuant to applicable law, certified copies of tax receipts evidencing payment of such Indemnified Taxes. Each Guarantor agrees to indemnify and hold harmless the Guaranteed Creditors, and to pay to the Administrative Agent upon its written request, for the purposes of reimbursing any Guaranteed Creditor for the amount of any Indemnified Taxes so levied or imposed and paid by such Guaranteed Creditor.

22. Payment by any Guarantor hereunder shall, in all cases, be made in lawful money of the currency or currencies in which the indebtedness hereby guaranteed is denominated and in the denominations (the “Contractual Currency or Currencies”) as provided in the Credit Agreement. Any obligation to make payments under this Guaranty in the Contractual Currency or Currencies will not be discharged or satisfied by any tender in any currency other than the Contractual Currency or Currencies, except to the extent such tender results in the actual receipt by the Administrative Agent, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency or Currencies, of the full amount in the Contractual Currency or Currencies of all amounts due in respect of this Guaranty. If, for any reason, the amount in the Contractual Currency or Currencies so received falls short of the amount in the Contractual Currency or Currencies due in respect of this Guaranty, the Guarantors will immediately pay such additional amount in the Contractual Currency or Currencies as may be necessary to compensate for the shortfall. If any judgment or order expressed in a currency other than the Contractual Currency or Currencies is rendered for the payment of any amount owing in respect of this Guaranty or in respect of a judgment order of another court for the payment of any such amount, the Administrative Agent, after recovery in full of the aggregate amount to which it is entitled pursuant to the judgment or order, will be entitled to receive immediately the amount of any shortfall of the Contractual Currency or Currencies received by the Administrative Agent as a consequence of sums paid in such other currency.

23. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE OF NEW YORK (without regard to principles of conflicts of laws) in which state it shall be performed by the Guarantors and may not be waived, amended, released or otherwise changed except by a writing signed by the Guaranteed Creditors. This Guaranty and every part thereof shall be effective upon delivery to the Administrative Agent, without further act, condition or acceptance by the

Guaranteed Creditors, shall be binding upon the Guarantors and upon the legal representatives, successors and assigns of the Guarantors, and shall inure to the benefit of the Guaranteed Creditors, their successors, legal representatives and assigns. The Guarantors waive notice of the Guaranteed Creditors’ acceptance hereof. This Guaranty may be executed in counterparts and by different parties hereto on separate counterparts each of which shall be an original, but all together to be one and the same instrument.

24. Each Guarantor hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the City of New York for purposes of all legal proceedings arising out of or relating to this Guaranty, the other Loan Documents or the transactions contemplated hereby or thereby. Each party to this Guaranty irrevocably and unconditionally waives any right to assert, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, the action, suit or proceedings is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Guaranty or the subject matter hereof may not be enforced in or by such courts. Each party to this Guaranty irrevocably and unconditionally submits to the jurisdiction of such courts in any such action, suit or proceeding and agrees that all claims in respect of such action, suit or proceeding may be heard and determined in such courts. Each party to this Guaranty agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law. EACH OF THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE GUARANTEED CREDITORS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

25. In the event that any Guarantor (other than the Company) ceases to be a Material Subsidiary as a result of a transaction permitted under the Credit Agreement (or a transaction that has been approved in writing by the Required Lenders or all Lenders, as applicable, if required by Section 10.11 of the Credit Agreement), such Guarantor shall be released from this Guaranty and this Guaranty shall, as to each such Guarantor or Guarantors, automatically terminate, and have no further force or effect.

26. The obligations of the Company as a Guarantor under this Guaranty apply only to indebtedness hereby guaranteed in respect of Hedging Liability and Funds Transfer and Deposit Account Liability as to which one or more of its Subsidiaries is an Obligor. The obligations of the Company in respect of other indebtedness hereby guaranteed are as set forth in the Credit Agreement

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the Guarantors have caused this Guaranty to be executed and delivered as of the date first above written.

“GUARANTORS”

        CLIFFS SALES COMPANY

        CLIFFS MINNESOTA MINING COMPANY

        CLIFFS NORTH AMERICAN COAL LLC

        SILVER BAY POWER COMPANY

        CLIFFS EMPIRE, INC.

        CLIFFS TIOP, INC.

        CLIFFS LOGAN COUNTY COAL, LLC

        CLIFFS WEST VIRGINIA COAL INC.

By:
Name:
Title:

NORTHSHORE MINING COMPANY

By:
Name:
Title:

THE CLEVELAND-CLIFFS IRON COMPANY

By:
Name:
Title:

CLIFFS MINING COMPANY CLF PINNOAK LLC

By:
Name:
Title:

If to any Guarantor:

c/o Cliffs Natural Resources Inc. 200 Public Square, Suite 3300 Cleveland, Ohio 44114-2315 Attention: Secretary Telephone: (216) 694-7354 Telecopy: (216) 694-5374

Accepted and agreed to as of the date first above written.

BANK OF AMERICA, N.A., as Administrative Agent for the Guaranteed Creditors

By:
Name:
Title:

Address:

Bank of America, N.A. 135 S. LaSalle St. Mail Code: IL4-135-05-41 Chicago, IL 60603 Attn: Roberto Salazar, Agency Management Officer Telephone: 312-828-3185 Telecopier: 877-207-2382

EXHIBIT A

TO

GUARANTY AGREEMENT

ASSUMPTION AND SUPPLEMENT TO GUARANTY AGREEMENT

This Assumption and Supplement to Guaranty Agreement (the “Agreement”) is dated as of this              day of                     ,             , made by [Insert name of new guarantor], a(n)                      [corporation/limited liability company/partnership] (the “New Guarantor”);

W I T N E S S E T H T H A T:

WHEREAS, certain subsidiaries of Cliffs Natural Resources Inc. (the “Company”) have executed and delivered to the Administrative Agent that certain Guaranty Agreement dated as of August 11, 2011 (such Guaranty Agreement, as the same may from time to time be modified or amended, including supplements thereto which add or substitute parties as Guarantors thereunder, being hereinafter referred to as the “Guaranty”; all defined terms used but not defined herein shall have the meanings assigned therein) pursuant to which such parties (the “Existing Guarantors”) have guaranteed to the Guaranteed Creditors the full and prompt payment of, among other things, any and all indebtedness, obligations and liabilities of the Company and the other Borrowers, arising under or relating to the Credit Agreement; and

WHEREAS, the Company provides the New Guarantor with substantial financial, managerial, administrative and technical support and the New Guarantor will directly and substantially benefit from credit and other financial accommodations extended and to be extended by the Guaranteed Creditors to the Borrowers;

NOW, THEREFORE, FOR VALUE RECEIVED, and in consideration of advances made or to be made, or credit accommodations given or to be given, to the Borrowers by the Guaranteed Creditors from time to time, the New Guarantor hereby agrees as follows:

1. The New Guarantor acknowledges and agrees that it shall become a “Guarantor” party to the Guaranty effective upon the date of the New Guarantor’s execution of this Agreement and the delivery of this Agreement to the Administrative Agent, and that upon such execution and delivery, all references in the Guaranty to the terms “Guarantor” or “Guarantors” shall be deemed to include the New Guarantor.

2. The New Guarantor hereby assumes and becomes liable (jointly and severally with all the other Guarantors) for the indebtedness hereby guaranteed (as defined in the Guaranty) and agrees to pay and otherwise perform all of the obligations of a Guarantor under the Guaranty according to, and otherwise on and subject to, the terms and conditions of the Guaranty to the same extent and with the same force and effect as if the New Guarantor had originally been one of the Existing Guarantors under the Guaranty and had originally executed the same as such an Existing Guarantor.

3. The New Guarantor acknowledges and agrees that, as of the date hereof, the New Guarantor makes each and every representation and warranty that is set forth in Section 15 of the Guaranty.

4. All capitalized terms used in this Agreement without definition shall have the same meaning herein as such terms have in the Guaranty, except that any reference to the term “Guarantor” or “Guarantors” and any provision of the Guaranty providing meaning to such term shall be deemed a reference to the Existing Guarantors and the New Guarantor. Except as specifically modified hereby, all of the terms and conditions of the Guaranty shall stand and remain unchanged and in full force and effect.

5. The New Guarantor agrees to execute and deliver such further instruments and documents and do such further acts and things as the Administrative Agent or the Guaranteed Creditors may deem necessary or proper to carry out more effectively the purposes of this Agreement.

6. No reference to this Agreement need be made in the Guaranty or in any other document or instrument making reference to the Guaranty, any reference to the Guaranty in any of such to be deemed a reference to the Guaranty as modified hereby.

7. This Agreement shall be governed by and construed in accordance with the State of New York (without regard to principles of conflicts of law) in which state it shall be performed by the New Guarantor. The New Guarantor hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the City of New York for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The New Guarantor irrevocably and unconditionally waives any right to assert, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, the action, suit or proceedings is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that the Guaranty or the subject matter thereof may not be enforced in or by such courts. The New Guarantor irrevocably and unconditionally submits to the jurisdiction of such courts in any such action, suit or proceeding and agrees that all claims in respect of such action, suit or proceeding may be heard and determined in such courts. The New Guarantor agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law. THE NEW GUARANTOR HEREBY IRREVOCABLY

WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE GUARANTY OR THE TRANSACTIONS CONTEMPLATED THEREBY.

[NEW GUARANTOR]

By:
Name:
Title:

Notice address for New Guarantor:
c/o

Attention:
Telephone:
Telecopy:

Acknowledged and agreed to as of the date first above written.

BANK OF AMERICA, N.A., as Administrative Agent for the Guaranteed Creditors

By:
Name:
Title:

EXHIBIT H

DESIGNATED BORROWER

REQUEST AND ASSUMPTION AGREEMENT

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.14 of that certain Amended and Restated Multicurrency Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of August 11, 2011, by and among Cliffs Natural Resources Inc. (the “Company”), certain Foreign Subsidiaries of the Company party thereto, the various institutions from time to time party thereto as Lenders, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and JPMorgan Chase Bank, N.A., as Syndication Agent and L/C Issuer, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of                              (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Subsidiary of the Company. The documents required to be delivered to the Administrative Agent under Section 2.14 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

The true and correct unique identification number (if any) that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

The parties hereto hereby confirm that with effect from the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a Borrower. Effective as of the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower confirms

H-1

its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

The parties hereto hereby request that the Designated Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Loans for its account unless and until the date two Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.14 of the Credit Agreement.

This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF                         .

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]

By:
Name:
Title:

CLIFFS NATURAL RESOURCES INC.

By:
Name:
Title:

H-2

EXHIBIT I

DESIGNATED BORROWER NOTICE

Date:                     ,

To:	Cliffs Natural Resources Inc.
The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.14 of that certain Amended and Restated Multicurrency Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of August 11, 2011, by and among Cliffs Natural Resources Inc. (the “Company”), certain Foreign Subsidiaries of the Company party thereto, the various institutions from time to time party thereto as Lenders, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and JPMorgan Chase Bank, N.A., as Syndication Agent and L/C Issuer, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies Company and the Lenders that effective as of the date hereof, [                                                 ] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

I-1

SCHEDULE 1(a)

COMMITMENTS

Lender	Allocation Amount (USD)	Allocation (%)
Bank of America, N.A.	110,000,000	6.29
JPMorgan Chase Bank, N.A.	110,000,000	6.29
Citibank, N.A.	110,000,000	6.29
PNC Bank, National Association	110,000,000	6.29
U.S. Bank National Association	110,000,000	6.29
Fifth Third Bank	97,500,000	5.57
RBS Citizens, N.A.	97,500,000	5.57
Bank of Montreal, Chicago Branch	75,000,000	4.29
Commonwealth Bank of Australia	75,000,000	4.29
Mizuho Corporate Bank Ltd.	75,000,000	4.29
Toronto Dominion (New York) LLC	75,000,000	4.29
Wells Fargo Bank, N.A.	75,000,000	4.29
KeyBank National Association	65,000,000	3.71
CIBC Inc.	55,000,000	3.14
Credit Agricole Corporate and Investment Bank	55,000,000	3.14
HSBC Bank USA, N.A.	55,000,000	3.14
Sumitomo Mitsui Banking Corporation	55,000,000	3.14
The Bank of Nova Scotia	55,000,000	3.14
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	55,000,000	3.14
The Huntington National Bank	55,000,000	3.14
Australia and New Zealand Banking Group Limited	40,000,000	2.29
Deutsche Bank AG New York Branch	40,000,000	2.29
National Australia Bank	40,000,000	2.29
Westpac Banking Corporation	40,000,000	2.29
Union Bank, N.A. / Union Bank, Canada Branch	20,000,000	1.14

TOTAL	1,750,000,000	100